Exhibit 4.1

$425,000,000

CREDIT AGREEMENT

Dated as of November 23, 2011

among

ENTERCOM RADIO, LLC

as the Borrower,

ENTERCOM COMMUNICATIONS CORP.,

as the Parent,

BANK OF AMERICA, N.A

as Administrative Agent, Swing Line Lender and L/C Issuer,

CREDIT SUISSE SECURITIES (USA) LLC and MORGAN STANLEY SENIOR

FUNDING, INC.,

as Co-Syndication Agents,

DEUTSCHE BANK SECURITIES and SUNTRUST BANK

as Co-Documentation Agents

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CREDIT SUISSE SECURITIES (USA) LLC

AND

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Book Managers

ARTICLE V. REPRESENTATIONS AND WARRANTIES		100
5.01	Existence, Qualification and Power; Compliance with Laws	100
5.02	Authorization; No Contravention	100
5.03	Governmental Authorization; Other Consents	100
5.04	Binding Effect	101
5.05	Financial Statements; No Material Adverse Effect	101
5.06	Litigation	102
5.07	No Default	102
5.08	Ownership of Property; Liens	102
5.09	Environmental Compliance	102
5.10	Insurance	102
5.11	Taxes	102
5.12	ERISA Compliance	103
5.13	Subsidiaries; Equity Interests	103
5.14	Margin Regulations; Investment Company Act	103
5.15	Disclosure	104
5.16	Compliance with Laws	104
5.17	License Subsidiaries	104
5.18	The Parent	105
5.19	Solvent	105
5.20	Collateral Documents	105
5.21	Intellectual Property; Licenses, Etc.	106
5.22	Patriot Act	106

ARTICLE VI. AFFIRMATIVE COVENANTS		107
6.01	Financial Statements	107
6.02	Certificates; Other Information	108
6.03	Notices	110
6.04	Payment of Certain Obligations	110
6.05	Preservation of Existence, Etc.	111
6.06	Maintenance of Properties	111
6.07	Maintenance of Insurance	111
6.08	Compliance with Laws	111
6.09	Books and Records	111
6.10	Inspection Rights	111
6.11	Use of Proceeds	112
6.12	Additional Guarantors and Covenant to Give Security	112
6.13	FCC Consents	113
6.14	Collateral	113
6.15	Further Assurances	114
6.16	Cash Collateral Accounts	114
6.17	Ratings	114

ARTICLE VII. NEGATIVE COVENANTS		115
7.01	Liens	115
7.02	Investments	116
7.03	Indebtedness	117

7.04	Fundamental Changes	119
7.05	Dispositions	120
7.06	Restricted Payments	121
7.07	Acquisitions	123
7.08	Change in Nature of Business	125
7.09	Transactions with Affiliates	125
7.10	Negative Pledge Clauses; Limitations on Subsidiary Distributions	125
7.11	Use of Proceeds	127
7.12	Amendment of Material Documents and Agreements	127
7.13	Financial Covenants	127
7.14	License Subsidiaries	129
7.15	Sale and Leaseback Transactions	129
7.16	Unrestricted Subsidiaries	129
7.17	Change in Status of Subsidiaries	130
7.18	Prepayments, Etc. of Indebtedness	131

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		132
8.01	Events of Default	132
8.02	Remedies Upon Event of Default	135
8.03	Application of Funds	136

ARTICLE IX. ADMINISTRATIVE AGENT		137
9.01	Appointment and Authority	137
9.02	Rights as a Lender	138
9.03	Exculpatory Provisions	138
9.04	Reliance by Administrative Agent	139
9.05	Delegation of Duties	139
9.06	Resignation of Administrative Agent	140
9.07	Non-Reliance on Administrative Agent and Other Lenders	141
9.08	No Other Duties, Etc.	141
9.09	Administrative Agent May File Proofs of Claim	141
9.10	Collateral and Guaranty Matters	142
9.11	Secured Hedge Agreements	143
9.12	No Fiduciary Relationships	144

ARTICLE X. MISCELLANEOUS		144
10.01	Amendments, Etc.	144
10.02	Notices; Effectiveness; Electronic Communication	147
10.03	No Waiver; Cumulative Remedies; Enforcement	149
10.04	Expenses; Indemnity; Damage Waiver	150
10.05	Payments Set Aside	152
10.06	Successors and Assigns	153
10.07	Treatment of Certain Information; Confidentiality	158
10.08	Right of Setoff	159
10.09	Interest Rate Limitation	160
10.10	Counterparts; Integration; Effectiveness	160
10.11	Survival of Representations and Warranties	160

10.12	Severability	161
10.13	Replacement of Lenders	161
10.14	Governing Law; Jurisdiction; Etc.	162
10.15	Waiver of Jury Trial	163
10.16	FCC Compliance	164
10.17	USA PATRIOT Act Notice	164
10.18	Time of the Essence	165
10.19	Designation as Senior Indebtedness	165
10.20	No Advisory or Fiduciary Responsibility	165
10.21	Electronic Execution of Assignments and Certain Other Documents	165
10.22	ENTIRE AGREEMENT	166

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.13	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B-1	Committed Loan Note
B-2	Term Loan Note
B-3	Swing Line Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G	Swing Line Loan Notice
H	Auction Procedures
I	Forms of U.S Tax Certificates

ENTERCOM RADIO, LLC

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 23, 2011, among Entercom Radio, LLC, a Delaware limited liability company (the “Borrower”), Entercom Communications Corp., a Pennsylvania corporation (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (a) any acquisition by the Parent, the Borrower or any of their Restricted Subsidiaries of any other Person, which Person shall then become consolidated with the Parent, the Borrower or any such Restricted Subsidiary in accordance with GAAP, or (b) any acquisition by the Parent, the Borrower or any of their Restricted Subsidiaries of one or more stations, other business unit or all or any substantial amount of the assets of any other Person. In no event shall the following be deemed an “Acquisition”: (a) any acquisition of assets (or of a Person with assets) having a fair market value less than or equal to $5,000,000 and (b) the purchase of assets in the ordinary course of business and consistent with past practices. The terms “Acquire” “Acquired” and “Acquisition of” shall have correlative meanings.

“Additional Indebtedness Documents” means the Senior Notes Documents and any other documents evidencing Indebtedness that is pari passu with, or senior or subordinated to, the Obligations.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent or servicing agent engaged in accordance with the terms of Section 9.06.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adverse Tax Consequence” means, for the Parent, the Borrower or any Restricted Subsidiary, a tax assessment, fee or charge in an amount equal to or in excess of $25,000.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Co-Syndication Agents.

“Aggregate Commitments” means the sum of the Revolving Commitments of all the Revolving Lenders. On the Closing Date, the Aggregate Commitments are $50,000,000.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Commitment at such time and (ii) thereafter, the principal amount of such Term B Lenders Term B Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Lender’s Revolving Commitment at such time. If the commitment of each Revolving Lender to make Committed Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Revolving Credit Facility and Commitment Fee, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate and Letters of Credit	Base Rate
1	≤ 4.00	0.50%	4.50%	3.50%
2	> 4.00:1 but ≤ 5.00:1	0.50%	4.75%	3.75%
3	> 5.00:1	0.50%	5.00%	4.00%

(b) in respect of the Term B Facility, 5.00% per annum with respect to the Eurodollar Rate and 4.00% per annum with respect to the Base Rate; provided, however, as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) showing the Consolidated Leverage Ratio is equal to or less than 5.00:1, the Applicable Rate in respect of the Term B Facility shall be 4.75% per annum with respect to the Eurodollar Rate and 3.75% per annum with respect to the Base Rate.

Any increase or decrease in the Applicable Rate in respect of the Revolving Credit Facility and Commitment Fee resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 set forth above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, and in each case shall remain in effect until the first Business Day after such Compliance Certificate is delivered. The Applicable Rate in respect of the Revolving Credit Facility and Commitment Fee in effect from the Closing Date until the date that an adjustment in the Applicable Rate would otherwise be made pursuant to the terms hereof shall be determined based upon Pricing Level 3. Notwithstanding the foregoing, the Applicable Rate in respect of any tranche of Extended Revolving Commitments or any Extended Term Loans or Committed Loans made pursuant to any Extended Revolving Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Application Date” has the meaning set forth in Section 2.05(d).

“Appropriate Lender” means, at any time, (a) with respect to any of the Term B Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term B Loan or a Committed Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPF&S, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc. in their capacity as joint lead arrangers and joint book managers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease or similar obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Auction Manager” shall mean (a) MLPF&S or (b) a financial institution, advisor or other Person of recognized standing selected by the Borrower and reasonably satisfactory to the Administrative Agent (which such Person shall not be a Lender, the Borrower or an Affiliate of the Borrower), in each case that will manage the Discounted Voluntary Prepayment Offer.

“Auction Procedures” shall mean the auction procedures with respect to Discounted Voluntary Prepayment Offers set forth in Exhibit H hereto.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent (including accounts of the Borrower and its Restricted Subsidiaries) for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Committed Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Amount” means at any time (the “Available Amount Reference Time”), an amount which is initially equal to zero but never less than zero, and that is equal to the difference between

(a) the sum of:

(i) 100% of Cumulative Retained Excess Cash Flow for all fiscal years prior to the Available Amount Reference Time,

(ii) 100% of the Eligible Equity Proceeds received by the Parent during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time, but only to the extent such Eligible Equity Proceeds have been contributed by the Parent in cash to the Borrower as common equity prior to the Available Amount Reference Time.

(iii) if during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time, the Borrower has designated and converted an Unrestricted Subsidiary to a Restricted Subsidiary in accordance with the terms of this Agreement and such Person remains a Restricted Subsidiary, without duplication, an amount equal to the lesser of (i) the original amount of any investment by the applicable Loan Party in such Unrestricted Subsidiary prior to the Available Amount Reference Time and (ii) the fair market value of the investment of the applicable Loan Party in such Unrestricted Subsidiary at the time of such designation or conversion.

Notwithstanding any provision in the foregoing to the contrary, to the extent that any amounts which would be included in the calculation of the Available Amount for any fiscal year pursuant to subsections (i), (ii) or (iii) preceding are required by any provision of any other agreement entered into by any Loan Party with respect to other Indebtedness of any Loan Party, or any other Subsidiary of any Loan Party, to repay or prepay obligations or liabilities under such Indebtedness, such amounts may not be included in the calculation of the Available Amount:

(b) minus the sum of:

(i) the aggregate amount of Investments (including (x) Investments in Unrestricted Subsidiaries and (y) Investments deemed made in Unrestricted Subsidiaries upon the designation or conversion of any Restricted Subsidiary as an Unrestricted Subsidiary) made relying on the permitted basket in Section 7.02(g) during the period commencing on the Closing Date and ending on the Available Amount Reference Time without taking into account of the intended usage of the Available Amount at such Available Amount Reference Time, plus

(ii) the aggregate amount of Restricted Payments made relying on the permitted basket in Section 7.06(d) during the period commencing on the Closing Date and ending on the Available Amount Reference Time without taking into account of the intended usage of the Available Amount at such Available Amount Reference Time, plus

(iii) the aggregate amount of prepayments, redemption, defeasance, repurchase or cancellation of Indebtedness, made relying on the permitted basket in Section 7.18(d) during the period commencing on the Closing Date and ending on the Available Amount Reference Time without taking into account of the intended usage of the Available Amount at such Available Amount Reference Time; provided that if such Indebtedness is purchased at a discount to par or cancelled, only the actual amount of cash U.S. dollars spent to retire or cancel such Indebtedness shall be included in such calculation.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Committed Loan or a Term B Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Restricted Information” shall mean any non-public information with respect to Borrower, Parent or any other Loan Party that could reasonably be expected to have a material effect upon, or otherwise be material, (a) to a Lender’s decision to participate in any assignment pursuant to Section 10.06(b) or (b) to the market price of the Term B Loans.

“Borrowing” means a Committed Borrowing, a Swing Line Borrowing or a Term B Borrowing, as the context may require.

“Business” means any business similar in nature to any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and any business reasonably ancillary, incidental, complementary or related to the business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Capital Expenditures” means with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset which is required to be capitalized in accordance with GAAP.

“Cash Collateral Account” means a blocked, interest bearing deposit account of one or more of the Loan Parties at Bank of America (or another commercial bank selected in compliance with Section 6.16) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Loan Party:

(a) United States dollars;

(b) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $300,0000,000;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above and in U.S. dollars;

(e) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof, in U.S. dollars;

(f) marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and in U.S. dollars;

(g) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in U.S. dollars;

(j) Investments with weighted average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in U.S. dollars; and

(k) credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on the Borrower’s balance sheet.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than U.S. dollars; provided that such amounts are converted into U.S. dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Permitted Holders and any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the weighted voting power of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) a majority of the seats on the board of directors or other governing body of the Parent or the Borrower shall be occupied by Persons who were not (i) nominated by the board of directors or other governing body of the Parent (in the case of the Parent’s board) or the Borrower (in the case of the Borrower’s board), (ii) appointed by directors so nominated or (iii) in the case of the Parent, nominated by Permitted Holders; or

(c) except as permitted by the terms of this Agreement, the Parent shall cease to own 100% of the issued and outstanding membership interests and other Equity Interests and securities of the Borrower, free and clear of liens (other than those granted to secure the Obligations), or the Borrower shall cease to own, directly or indirectly, the issued and outstanding membership interests, capital stock, partnership interests or other Equity Interests of each Restricted Subsidiary, free and clear of liens (other than those granted to secure the Obligations); or

(d) any Person or two or more Persons acting in concert (other than Permitted Holders) shall have acquired by contract or otherwise the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent or the Borrower, or control over the equity securities of the Parent or the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Parent or the Borrower, respectively, on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined weighted voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the initial funding of the Committed Loans and Term B Loan occurs.

“Co-Syndication Agents” means Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc. or any successor syndication agents.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means (a) all of the “Collateral” referred to in the Security Agreements and all of the other property that is or is intended under the terms of the Security Agreements to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, (b) all present and future Equity Interests of the Borrower, (c) all Equity Interests of all of the direct and indirect Subsidiaries of the Borrower and the Parent in existence on the Closing Date and (d) all present and future Equity Interests owned by the Borrower, the Parent and their direct and indirect Restricted Subsidiaries of all present and future direct and indirect Restricted Subsidiaries of the Parent and the Borrower, except in the case of each Subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, or exclusively a holding company of a foreign controlled corporation (“Subject Subsidiary”), “Collateral” shall be limited to a pledge of 66% of the Equity Interests of each Subject Subsidiary, to the extent the pledge of any greater percentage would result in an Adverse Tax Consequence to the Borrower and (e) all proceeds and products of the Collateral described in subsections (a), (b), (c) and (d) preceding; provided, however, in each case that “Collateral” shall not include the Excluded Collateral.

“Collateral Documents” means the Security Agreement, each of the Security Agreement Supplements, each of the Pledge Agreements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment or a Revolving Commitment, and any Extended Revolving Commitment, as the context may require.

“Commitment Date” has the meaning set forth in Section 2.05(d).

“Committed Borrowing” means a borrowing consisting of one or more Committed Loans made on the same day of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).

“Committed Loan” has the meaning specified in Section 2.01(a).

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans that are Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A, or any other form approved by the Administrative Agent.

“Communications Act” shall mean the Communications Act of 1934, as amended, and any similar or successor federal statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, or any other form approved by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent, the Borrower and their Restricted Subsidiaries on a consolidated basis (which shall specifically exclude Indebtedness of the Unrestricted Subsidiaries, except indebtedness to the extent set forth in subclause (i) below), the sum of (without duplication) (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct and indirect obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (except trade accounts payable in the ordinary course of business not past due for more than 180 days unless disputed in good faith), (e) Attributable Indebtedness in respect of capital leases and similar obligations, and Synthetic Lease Obligations, (f) indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Parent, the Borrower or any of their Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed by such Person or is limited in recourse (provided that, if such Indebtedness is non-recourse, the amount of such Indebtedness for purposes hereof shall be limited to the lesser of the principal amount of such Indebtedness and the fair market value of the property serving as collateral therefor), (g) at any time after the occurrence and during the continuance of an Event of Default under any agreement of any Loan Party governing Swap Contracts, the aggregate amount payable by such Loan Party under such agreement, (h) all Disqualified Stock, (i) all Guarantees with respect to outstanding Indebtedness of the types specified in subsections (a) through (h) above of Persons other than the Parent, the Borrower or any Restricted Subsidiary, and (j) the aggregate amount of Indebtedness of Unrestricted Subsidiaries of the types referred to in subsections (a) through (i) above for which any Loan Party has direct liability. The amount of any capital lease, similar obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Notwithstanding anything herein to the contrary, in no event will any of the following be included in the calculation of Consolidated Funded Indebtedness: (i) the EPLLC Deemed Debt and (ii) any “earn-out” obligation payable in connection with the purchase of any assets or any Permitted Acquisition to the extent not past due.

“Consolidated Interest Charges” means, for any period, for the Parent, the Borrower and their Restricted Subsidiaries on a consolidated basis, the sum of (a) all cash interest (excluding interest with respect to EPLLC Deemed Debt), fees, charges (excluding fees and charges related to the Loans) and related cash expenses of the Parent, the Borrower and their Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) dividends paid in cash with respect to any Disqualified Stock and (c) the portion of rent expense of the Parent, the Borrower and their Restricted Subsidiaries paid in cash during such period under capital leases that is treated as interest in accordance with generally accepted accounting principles, in the case of (a) and (c) preceding, net of (i) consolidated interest income of the Parent, the Borrower and their Restricted Subsidiaries for such period and (ii) interest accrued on the Attributable Indebtedness and other obligations described in subsection (e) of the definition of Consolidated Funded Indebtedness.

“Consolidated Interest Coverage Ratio” means (a) for purposes of determining compliance with Section 7.13 as of any date of determination, the ratio of (i) Consolidated Operating Cash Flow for the four fiscal quarter period then last ended to (ii) Consolidated Interest Charges for such period and (b) for purposes of any calculation made with reference to a Measurement Period, as of any date of determination, the ratio of (i) Consolidated Operating Cash Flow for such period to (ii) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means (a) for purposes of determining compliance with Section 7.13, as of any date of determination, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Consolidated Operating Cash Flow for the four fiscal quarter period then last ended and (b) for purposes of any calculation made with reference to a Measurement Period, as of any date of determination the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Consolidated Operating Cash Flow for the four fiscal quarter period then last ended. For purposes of calculating the Consolidated Leverage Ratio as of any date of determination, Consolidated Funded Indebtedness shall be reduced by the amount of unrestricted cash and Cash Equivalents on hand of the Parent, the Borrower and its Restricted Subsidiaries as of such date, provided that, in no event shall Consolidated Funded Indebtedness be so reduced by an amount greater than $40,000,000 plus amounts on deposit in a Funding Account.

“Consolidated Net Income” means, for any period, for the Parent (including the accounts of the Borrower and their Restricted Subsidiaries) on a consolidated basis (but excluding the Unrestricted Subsidiaries), the pre-tax income of the Parent, the Borrower and their Restricted Subsidiaries for that period, including, without duplication, income and losses from discontinued operations.

“Consolidated Operating Cash Flow” means, for any period of determination, for the Parent, the Borrower and their Restricted Subsidiaries (which shall specifically exclude the Unrestricted Subsidiaries, except OCF to the extent set forth in subclause (x) below):

(a) Consolidated Net Income plus the sum of (in each case, without duplication):

(i) to the extent deducted in determining Consolidated Net Income for such period, interest expense (excluding interest expense in connection with EPLLC Deemed Debt), depreciation and amortization, plus

(ii) to the extent deducted in determining Consolidated Net Income for such period, non-cash charges and other expenses (including, without limitation, impairment charges and any charges and expenses relating to the abandonment of assets) which do not represent a cash expense in such period or any future period (except in the case of non-cash charges from a loss on the write-down of any multi-year agreement (e.g., lease termination charge) where the Borrower elects to include such charge within this clause (a)(ii) subject to corresponding future reductions pursuant to clause (c) below), plus

(iii) to the extent deducted in determining Consolidated Net Income for such period, non-cash equity based compensation expenses (including, without limitation, compensation expenses arising from stock dividends and stock dividend equivalents on unvested shares), if any, plus

(iv) up to $5,000,000 in the aggregate for all Permitted Acquisitions consummated over the term of this Agreement in connection with pro forma cost savings of the Borrower (the “Add Back”), but only to the extent that (i) such cost savings are reflected in good faith projections delivered to the Administrative Agent, (ii) the Borrower has commenced such necessary action to generate such annualized cost savings no later than 180 days after the consummation of the Permitted Acquisitions, and (iii) such Add Back is reduced each consecutive fiscal quarter of the Borrower after its initial use by up to $1,250,000 (or such lesser amount equal to one-fourth of the total Add-Back), plus

(v) to the extent deducted in determining Consolidated Net Income for such period, all non-cash losses incurred in connection with the disposition of assets, plus

(vi) to the extent deducted in determining Consolidated Net Income for such period, all costs relating to hedging arrangements or the unwinding of hedging agreements, plus

(vii) to the extent deducted in determining Consolidated Net Income for such period, other non-cash expenses or charges, including asset retirement obligations and supplemental executive retirement obligations; provided that such non-cash expenses or charges do not represent a cash expense in such period or any future period, plus

(viii) to the extent deducted in determining Consolidated Net Income for such period, non-recurring expenses recognized for restructuring or similar costs, including but not limited to severance costs, relocation costs, integration and facilities costs, signing costs, retention or completion bonuses, transition costs and litigation expenses (including judgment and settlement amounts relating to a Permitted Acquisition), provided that any such costs added back pursuant to this clause (viii) (1) shall not exceed $2,500,000 in any four fiscal quarter period and (2) in respect of litigation expenses shall not exceed $1,000,000 in the aggregate during the term of this Agreement commencing on the Closing Date, plus

(ix) to the extent deducted in determining Consolidated Net Income for such period, to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption, plus

(x) to the extent not already included in Consolidated Net Income, the Parent’s, the Borrower’s and any Restricted Subsidiary’s pro rata share (based on equity ownership) of the OCF of any Unrestricted Subsidiary or other Person that is not a Restricted Subsidiary, but not more than the aggregate amount of cash Dollars actually distributed by such Person during such period of determination to the Borrower or a Restricted Subsidiary as a dividend or other distribution, plus

(xi) to the extent deducted in determining Consolidated Net Income for such period and except to the extent capitalized, fees and expenses incurred in connection with (A) this Agreement and the Senior Notes Documents and invoiced no later than 90 days after the Closing Date, including fees and expenses of advisors and legal counsel, (B) the costs incurred in connection with the requirements under the Loan Documents with respect to the Collateral and (C) any Specified Equity Contribution, plus

(xii) to the extent deducted in determining Consolidated Net Income for such period, loss from early extinguishment of debt as a result of the acceleration or amortization of deferred financing costs associated with the Loans, Senior Notes and/or other Indebtedness permitted under this Agreement, plus

(xiii) to the extent deducted in determining Consolidated Net Income for such period, transaction costs paid in Dollars by the Loan Parties during such period and required by GAAP to be expensed, in each case in connection with Permitted Acquisitions consummated after the Closing Date or Acquisitions attempted after the Closing Date, provided that all such transaction costs for all Loan Parties that are added back under this clause (xiii) shall not exceed a cumulative maximum aggregate amount of $5,000,000 for the period from the Closing Date through any date of determination, provided that, notwithstanding the foregoing, in no event shall Consolidated Operating Cash Flow include (x) any gain or loss as a result of the purchase, forgiveness or other cancellation of Indebtedness of the Parent, the Borrower or any Subsidiary and (y) any add back for any bad debt expense;

(b) EXCLUDING, to the extent included in Consolidated Net Income, the sum of:

(i) extraordinary as well as unusual gains, including net gains on the sales of assets other than asset sales in the ordinary course of business,

(ii) any items of extraordinary as well as unusual losses and charges, including net losses on the sale of assets other than asset sales in the ordinary course of business,

(iii) expenses relating to any minority interests,

(iv) any benefit or loss for Federal, state, local and foreign income taxes payable,

(v) any gain or loss as a result of any (non-cash) fair value measurement of any asset or liability, and

(vi) any gain or loss as a result of any mark-to-market changes in the fair value of any Swap Contract-related asset or liability;

(c) MINUS, to the extent a non-cash charge from a loss on the write-down of a multi-year agreement was added back since the Closing Date pursuant to the parenthetical at the end of clause (a)(ii) above, cash payments pursuant to such agreement(s) made in the period of determination with respect to such non-cash charge.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, the aggregate principal amount of all Consolidated Funded Indebtedness secured by the assets of the Parent, the Borrower or any Restricted Subsidiary and other than Consolidated Funded Indebtedness that is subordinated to the Obligations on terms and in a manner satisfactory to the Administrative Agent.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated Operating Cash Flow for the Measurement Period. For purposes of calculating the Consolidated Senior Secured Leverage Ratio as of any date of determination, Consolidated Senior Secured Indebtedness shall be reduced by the amount of unrestricted cash and Cash Equivalents on hand of the Parent, the Borrower and its Restricted Subsidiaries as of such date, provided that, in no event shall Consolidated Senior Secured Indebtedness be so reduced by an amount greater than $40,000,000 plus amounts on deposit in a Funding Account.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided that, the directors, officers and employees of a Person shall not be deemed to control such Person as a result of their role as such. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Retained Excess Cash Flow” means an amount equal to (a) the cumulative amount of Excess Cash Flow for each fiscal year of the Borrower ending after January 1, 2012 (commencing with the fiscal year ending December 31, 2012), including any reduction resulting from the addition of a negative amount of Excess Cash Flow for each fiscal year during such period, minus (b) the sum of (i) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Section 2.05(b)(iv) for such fiscal years, (ii) the portion of such Excess Cash Flow that has been previously used to prepay Term B Loans in accordance with Section 2.17 and (iii) solely to the extent not funded by the proceeds of Indebtedness (x) the aggregate principal amount of all optional prepayments of Term Loans pursuant to Section 2.05(a)(i) made during such fiscal years and (y) the aggregate principal amount of all optional repayments of Committed Loans pursuant to Section 2.05(a)(i) made during such fiscal years that are accompanied by an equivalent permanent reduction in the Revolving Credit Facility.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, in each case as specified in Section 8.01, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the applicable Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more of the conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with any such funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in a writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender.

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.17(a).

“Discounted Voluntary Prepayment Offer” has the meaning specified in Section 2.17(a).

“Disposition” or “Dispose” means the sale, assignment, transfer in full, conveyance, or other disposition (including dispositions pursuant to Local Marketing Agreements, Joint Sales Agreements or Shared Services Agreements or pursuant to any sale and leaseback transaction) of any property by the Parent, the Borrower or any of their Restricted Subsidiaries, including any such disposition or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding property disposed of in the ordinary course of business of such Person. For avoidance of doubt, a disposition pursuant to a Local Marketing Agreement, Joint Sales Agreement or Shared Services Agreement is any such transaction where a majority of the material benefits and burdens of ownership are transferred in exchange for the purchase price, or equivalent thereof, for such transferred assets.

“Disqualified Lender” means the direct and known competitors of the Parent, the Borrower of any of their Subsidiaries which are disclosed to the Administrative Agent and the Lenders in writing on or before the Closing Date.

“Disqualified Stock” means any Equity Interest of the Parent which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable by the holder thereof, or upon the happening of any event, matures, requires prepayment, triggers a put option, is mandatorily redeemable or otherwise required to be repaid or secured (other than solely as a result of a change of control or a sale of substantially all assets) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or a sale of substantially all assets), in whole or in part, in each case prior to the date that is 180 days after the Term B Loan Maturity Date (or, if later, the maturity date of any Extended Term Loan); provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of any political subdivision of the United States, unless the direct or indirect parent of such Subsidiary is not so organized.

“ECF Percentage” means 50%; provided, that, with respect to any fiscal year of the Borrower, the ECF Percentage shall be reduced to (a) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.25 to 1.00 but greater than 3.50 to 1.00 and (b) 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50 to 1.0.

“EDGAR”, means the Electronic Data Gathering, Analysis, and Retrieval system or any similar system used by the SEC for electronic SEC filings.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Parent, the Borrower or any of the Parent’s or the Borrower’s Affiliates or Subsidiaries or (y) any Disqualified Lender.

“Eligible Equity Proceeds” means, at any date of determination after the Closing Date, the Net Issuance Proceeds from the sale after the Closing Date of Equity Interests of the Parent that are not Disqualified Stock or Specified Equity Contributions; provided that Net Issuance Proceeds from any such sales to a Person that is a Loan Party, an Unrestricted Subsidiary or a Subsidiary of a Loan Party or Unrestricted Subsidiary, or any Person that is owned in whole or in part by a Loan Party, an Unrestricted Subsidiary, or a Subsidiary of a Loan Party or an Unrestricted Subsidiary, may not be included in Eligible Equity Proceeds.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EPLLC” means Entercom Properties, LLC, a Delaware limited liability company.

“EPLLC Deemed Debt” means that certain indebtedness of EPLLC, listed on Schedule 7.03, arising from the sale of certain tower assets, which sale did not qualify as a “sale” for accounting purposes because EPLLC’s ability to share in future profits relating to such tower assets is considered a continuing involvement under accounting guidance. As a result, EPLLC is required to deem such sale proceeds as “debt” and classify the transaction as financing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock or membership or partnership interests of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or Acquisition from such Person of shares of capital stock or membership or partnership interests of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or Acquisition from such Person of such shares (or such other interests), and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent or the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent, the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time), at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) For any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such Date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by the Administrative Agent and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination;

provided that in respect of any Term Loans that are (i) Eurodollar Rate Loans or (ii) Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the Eurodollar Rate shall be at all times not less than 1.25%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on subsection (a) of the definition of Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for each fiscal year of the Parent, the excess (if any) of (a) Consolidated Operating Cash Flow for such fiscal year less (b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by the Parent, Borrower and their Restricted Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.07(b) or other Indebtedness permitted under this Agreement, (iii) mandatory principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.05(b)(iii) or other Indebtedness permitted under this Agreement, (iv) voluntary prepayments of Indebtedness permitted under Sections 7.03(b), (d) and (e), (v) all income taxes actually paid in cash by the Parent, the Borrower and their Restricted Subsidiaries and (vi) the aggregate amount incurred by the Parent, the Borrower and their Restricted Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than from proceeds of a Committed Loan) incurred in connection with such expenditures).

“Exchange Notes” means those certain senior notes issued by the Borrower in exchange for the Original Senior Notes pursuant to the terms and conditions of that certain Registration Rights Agreement, in a principal amount not more than the original principal amount of the Original Senior Notes, and on the terms and conditions, and subject to documentation, acceptable to each of the Arrangers.

“Excluded Collateral” means (i) Equity Interests owned by the Parent, the Borrower or any of its Subsidiaries in the Unrestricted Subsidiaries, (ii) real property and (iii) any other assets or property which are specifically excluded from Collateral in accordance with terms of the Security Agreement (but only to the extent of such exclusion).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or net profits (in each case, however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of June 18, 2007, among the Borrower, the Parent, Bank of America, N.A., as administrative agent and letter of credit issuer, JPMorgan Chase Bank, N.A., as syndication agent, BMO Capital Markets, Corp., BNP Paribas, Mizuho Corporate Bank, Ltd., and SunTrust Bank as co-documentation agents, and the several banks parties thereto (as amended through the date hereof).

“Existing Letters of Credit” means those letters of credit listed on Schedule 1.01.

“Extended Revolving Commitment” has the meaning specified in Section 2.19(a).

“Extended Term Loans” has the meaning specified in Section 2.19(a).

“Extension” has the meaning specified in Section 2.19(a).

“Extension Offer” has the meaning specified in Section 2.19(a).

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person arising from tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost revenues or earnings), condemnation awards (and payments in lieu thereof) (but in each case excluding cash paid for the account of a Person to the extent (a) the right to receive such cash is solely attributable to a corresponding obligation that is being paid with such cash received and (b) such obligation is paid with such cash) and net of (i) any taxes paid or payable as a result of the receipt of such cash (or reasonably and in good faith reserved for the payment of any such taxes after taking into account all available credits and deductions) and (ii) reasonable out-of-pocket transaction costs incurred in connection with obtaining such cash and the right to such cash), provided, however, that Extraordinary Receipts shall not include cash receipts received from proceeds of insurance or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by such Person in respect of a related claim made by an unrelated third-party against, or loss by, such Person and are promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss (and the costs and expenses of such Person with respect thereto). Notwithstanding anything to the contrary provided herein, in no event shall Extraordinary Receipts include any payments received on account of an “earn-out” obligation arising in connection with any Disposition.

“Facility” means the Term B Facility or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCC” shall mean the Federal Communications Commission and any successor or substitute governmental commission, agency, department, board or authority performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC Regulations” shall mean all rules, regulations, written policies, orders and decisions of the FCC under the Communications Act.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (i) the letter agreement dated November 21, 2011, among the Borrower, the Administrative Agent and the Arrangers and (ii) any other fee letter entered into by the Borrower and any Agent, Arranger or Lender in connection with this Agreement.

“Final Order” means an action or order issued by the FCC (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests or petitions have been filed for administrative or judicial review, reconsideration, rehearing, appeal or stay, and the time for filing any such requests or petitions and for the FCC to set aside the action on its own motion has expired, (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired, and (iii) no appeal to a court or request for stay by a court of such action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

“Foreign Lender” means a Lender that is a resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Revolving Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Account” means (i) a blocked, interest bearing account of the Borrower at the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent that is (x) not a Cash Collateral Account and (y) holding Permitted Net Funds for no more than four Business Days.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, for which such Person is liable under such Guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Parent and each existing and future direct and indirect Domestic Subsidiary and, to the extent no Adverse Tax Consequence would result, foreign Subsidiary of the Parent and the Borrower, except (i) any Domestic Subsidiary of the Borrower that exclusively holds all the Equity Interests of one or more foreign Subsidiaries and the Guaranty of which would cause Adverse Tax Consequence to the Borrower and (ii) Unrestricted Subsidiaries.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Increase Effective Date” has the meaning set forth in Section 2.18(d).

“Incremental Facility” has the meaning set forth in Section 2.18(a).

“Incremental Loan Amendment” has the meaning set forth in Section 2.18(e).

“Incremental Revolver Increase” has the meaning set forth in Section 2.18(a).

“Incremental Term Loan” has the meaning set forth in Section 2.18(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including, without limitation, all Disqualified Stock;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and deferred compensation), excluding any “earn-out” obligation payable in connection with the purchase of any assets or any Permitted Acquisition to the extent not past due;

(e) indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Parent, the Borrower or any of their

Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed by such Person or is limited in recourse (provided that, if such Indebtedness is non-recourse, the amount of such Indebtedness for purposes hereof shall be limited to the lesser of the principal amount of such Indebtedness and the fair market value of the property serving as collateral therefor);

(f) capital leases and similar obligations, and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent a Loan Party is liable therefor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or similar obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or Term Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made (or, with respect to any Extended Loan, the maturity date with respect thereto).

“Investment” means, as to any Person, any direct or indirect investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, provided that, notwithstanding any provision of this Agreement to the contrary, (i) any Acquisition that is a Permitted Acquisition is specifically excluded from this definition of “Investment” and (ii) any Acquisition of any Equity Interests of (A) an Unrestricted Subsidiary (which does not become a Loan Party immediately upon giving effect to such transaction), or (B) any joint venture, partnership or any other Person that is not a Loan Party (immediately upon giving effect to such transaction), in each case will be specifically included in this definition of “Investment”. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has meaning set forth in Section 5.21.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joint Sales Agreement” means an agreement for the sale of commercial or advertising time or any similar arrangement pursuant to which a Person obtains the right to (i) sell at least a majority of the time for commercial spot announcements, and/or resell to advertisers such time on, (ii) provide the sales staff for the sale of the advertising time or the collection of accounts receivable with respect to commercial advertisements broadcast on, (iii) set the rates for advertising on and/or (iv) provide the advertising material for broadcast on, a radio broadcast station the FCC License of which is held by a Person other than an Affiliate of such Person.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including, when used with respect to the Parent, the Borrower and their Subsidiaries, the Communications Act and all FCC Regulations.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date required to be so reimbursed pursuant to this Agreement or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including (without duplication) all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is three days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $10,000,000. Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“License” means any authorization, permit, consent, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by, or entered into by a federal, state or local Governmental Authority which permits or authorizes the acquisition, construction or operation of a radio broadcasting station, or any part of a radio broadcasting station or which is required for the acquisition, ownership or operation of any Station.

“License Subsidiary” means any Subsidiary of the Borrower and the Parent formed or acquired solely for the purpose of holding Licenses issued by the FCC.

“Licensing Authority” means a Governmental Authority which has granted or issued a License.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other) or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Like Kind Exchange” means an exchange of like-kind property qualifying under Section 1031 of the Code.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan, Term Loan, a Swing Line Loan or Incremental Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Fee Letter, each Collateral Document and the Guaranty, and each other document or agreement executed by any Loan Party in connection with this Agreement from time to time and any amendment or modification entered into in connection with any Incremental Facility or Extension; excluding Swap Contracts.

“Loan Notice” means a Committed Loan Notice or a Term Loan Notice, or both, as applicable in the context used.

“Loan Parties” means, collectively, the Borrower, the Parent and each Guarantor.

“Local Marketing Agreement” means a local marketing arrangement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations, obtains the right to exhibit programming and sell all advertising time during more than fifty percent (50%) of the air time of a radio broadcast station licensed to another Person.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities, operations or financial condition of either (i) the Parent, the Borrower and their Subsidiaries taken as a whole or (ii) the Parent, the Borrower and the Restricted Subsidiaries taken as a whole; (b) a material adverse effect upon the ability of the Borrower to perform its material obligations under this Agreement; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement or (d) a material adverse effect upon (i) the ability of the Loan Parties taken as a whole to perform their material obligations under the Loan Documents or (ii) the legality, validity, binding effect or enforceability against the Loan Parties taken as a whole of the Loan Documents.

“Material Contractual Obligation” means, as to the Parent, the Borrower and their Subsidiaries, any provision of any security issued by such Person, or of any agreement, instrument or other undertaking (other than Material Operating Agreements) to which such Person is a party or by which it or any of its property is bound, in each case set forth above, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect.

“Material Operating Agreement” means any programming agreement, time brokerage, Local Marketing Agreement or similar agreement, franchise agreement, lease or other agreement relating to the operation of a Station by the Parent, the Borrower or any of their Subsidiaries, in each case set forth above, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Restricted Subsidiary of the Borrower whose operating cash flow (using the determination set forth in Consolidated Operating Cash Flow for such Subsidiary only) for the most recently completed twelve month period was greater than ten percent of the Consolidated Operating Cash Flow for the Parent, the Borrower and their Restricted Subsidiaries on a consolidated basis, or whose assets comprised more than ten percent of the total assets of the Parent, the Borrower and its Restricted Subsidiaries, on a consolidated basis, as of the fiscal quarter most recently ended.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the Revolving Maturity Date, and (b) with respect to the Term B Facility, the Term B Loan Maturity Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, with respect to any date, the period of the four most recently completed fiscal quarters for which financial statements have been or were required to have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Minimum Extension Condition” has the meaning set forth in Section 2.19(b).

“Minimum Tranche Amount” has the meaning set forth in Section 2.19(b).

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, in connection with any Disposition, the cash proceeds (including any cash payments received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received in cash) of such Disposition net of (i) reasonable transaction costs (including any underwriting, brokerage or other selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith actually incurred and satisfactorily documented) paid or estimated in good faith to be paid to any Person not an Affiliate of a Loan Party, (ii) required payments on Indebtedness permitted to exist hereunder related to assets sold in such Disposition (other than payments due with respect to the Obligations), (iii) taxes estimated to be paid as a result of such Disposition, and (iv) with respect to the Disposition by the Parent, the Borrower or any Restricted Subsidiary of the Equity Interests of any Subsidiary that is an Unrestricted Subsidiary, the portion of the gross proceeds of such Disposition payable to the minority holder(s) of the Equity Interests in such Unrestricted Subsidiary in accordance with the applicable percentage ownership of such Equity Interests.

“Net Debt Proceeds” means, in connection with any incurrence or issuance of any Indebtedness by any Loan Party, the cash proceeds received in connection with such incurrence or issuance, as and when received, net of all reasonable transaction costs (including any underwriting, investment banking and reasonable legal, advisory and other fees and expenses associated therewith actually incurred and satisfactorily documented) paid or estimated in good faith to be paid to any Person not an Affiliate of a Loan Party.

“Net Issuance Proceeds” means, in connection with any sale or issuance of Equity Interests of, or any capital contribution to, any Loan Party from a source other than a Loan Party, the cash proceeds received by a Loan Party in connection with such sale or issuance or such capital contribution, as and when received net of all reasonable transaction costs (including any underwriting, investment banking and reasonable legal, advisory and other fees and expenses associated therewith actually incurred and satisfactorily documented) paid or estimated in good faith to be paid to any Person not an Affiliate of a Loan Party.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Perfected Collateral” means (a) intercompany promissory notes, (b) any other promissory notes or Equity Interests of Persons that are not Restricted Subsidiaries to the extent they aggregate in value less than $5,000,000 and (c) other Collateral (except Equity Interests in Restricted Subsidiaries, promissory notes and securities) for which perfection of the security interest in such Collateral cannot be obtained by filing a UCC-1 financing statement, including, without limitation, vehicles, rolling stock, and intellectual property. For the avoidance of doubt, (i) promissory notes (other than intercompany promissory notes) and securities to the extent they aggregate in value $5,000,000 or more, and (ii) Equity Interests in Restricted Subsidiaries, shall not be deemed to be “Non-Perfected Collateral”.

“Notes” means promissory notes made by the Borrower in favor of a Lender evidencing (a) Committed Loans made by such Lender, (b) Term Loans made by such Lender and/or (c) Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit B-1, B-2 and B-3, as applicable, and “Note” shall mean any one or more of the Notes, as applicable in the context used.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan or Letter of Credit, or with respect to a Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees with respect to any of the foregoing that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OCF” means for any period of determination, for each Unrestricted Subsidiary and any other Person other than a Loan Party in which a Loan Party owns Equity Interests:

(a) Consolidated net income of such Person (determined in accordance with the definition of Consolidated Net Income but for such Person and not for the Parent, the Borrower and the Restricted Subsidiaries), plus the sum of (in each case for such Person and without duplication):

(i) to the extent deducted in determining consolidated net income for such period, interest expense, depreciation and amortization, plus

(ii) to the extent deducted in determining consolidated net income for such period, non-cash charges and other expenses (including, without limitation, impairment charges and any charges and expenses relating to the abandonment of assets) which do not represent a cash expense in such period or any future period (except in the case of non-cash charges from a loss on the write-down of any multi-year agreement (e.g., lease termination charge) where the Borrower elects to include such charge within this clause (a)(ii) subject to corresponding future reductions pursuant to clause (c) below), plus

(iii) to the extent deducted in determining consolidated net income for such period, non-cash equity based compensation expenses (including, without limitation, compensation expenses arising from stock dividends and stock dividend equivalents on unvested shares), if any, plus

(iv) to the extent deducted in determining consolidated net income for such period, all non-cash losses incurred in connection with the disposition of assets, plus

(v) to the extent deducted in determining consolidated net income for such period, all costs relating to hedging arrangements or the unwinding of hedging agreements, plus

(vi) to the extent deducted in determining consolidated net income for such period, other non-cash expenses or charges, including asset retirement obligations and supplemental executive retirement obligations; provided that such non-cash expenses or charges do not represent a cash expense or cash charge in such period or any future period, plus

(vii) to the extent deducted in determining consolidated net income for such period, to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption, plus

(viii) to the extent deducted in determining consolidated net income for such period, loss from early extinguishment of debt as a result of the acceleration or amortization of deferred financing costs associated with indebtedness, plus

(ix) to the extent deducted in determining consolidated net income for such period, transaction costs paid in Dollars by the Unrestricted Subsidiaries during such period and required by GAAP to be expensed, in each case in connection with acquisitions consummated after the Closing Date or acquisitions attempted after the Closing Date, provided that all such transaction costs for all Unrestricted Subsidiaries that are added back under this clause (ix) shall not exceed a cumulative maximum aggregate amount of $2,500,000 for the period from the Closing Date through any date of determination, provided that, notwithstanding the foregoing, in no event shall OCF (1) include any gain or loss as a result of the purchase, forgiveness or other cancellation of any Indebtedness of such Person or any of its subsidiaries for less than the face value of such Indebtedness, and (2) include any add back for any bad debt expense;

(b) EXCLUDING, to the extent included in such Person’s consolidated net income, the sum of:

(i) extraordinary as well as unusual gains, including net gains on the sales of assets other than asset sales in the ordinary course of business,

(ii) any items of extraordinary as well as unusual losses and charges, including net losses and charges on the sale of assets other than asset sales in the ordinary course of business,

(iii) expenses relating to any minority interests,

(iv) any benefit or loss for Federal, state, local and foreign income taxes payable,

(v) any gain or loss as a result of any (non-cash) fair value measurement of any asset or liability, and

(vi) any gain or loss as a result of any mark-to-market changes in the fair value of any Swap Contract-related asset or liability;

(c) MINUS, to the extent a non-cash charge from a loss on the write-down of a multi-year agreement was added back since the Closing Date pursuant to the parenthetical at the end of clause (a)(ii) above, cash payments pursuant to such agreement(s) made in the period of determination with respect to such non-cash charge.

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Senior Notes” means the $220,000,000 aggregate principal amount of the Borrower’s 10.5% Senior Notes due 2019 issued pursuant to the Senior Notes Indenture and the other Senior Notes Documents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Term Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts, as applicable in the context used.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent/Borrower Pledge Agreement” has the meaning specified in Section 4.01(a)(iii).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent, the Borrower or any ERISA Affiliate or to which the Parent, the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means Acquisitions by the Parent, the Borrower and their Restricted Subsidiaries of Stations, any other Business or any other assets useful in the Business, provided that each such Acquisition satisfies one of two following qualifications: (a) such Acquisition consists of assets (i) acquired by the Parent, the Borrower or a Restricted Subsidiary and (ii) that are or will be, in accordance with the provisions of Section 6.12, subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations in accordance with the terms of this Agreement or (b) such Acquisition consists of Equity Interests acquired by a Loan Party and such Subsidiary is a Restricted Subsidiary that has complied or will comply with the provisions of Section 6.12 with respect to Restricted Subsidiaries.

“Permitted Holders” means, collectively, (a) Joseph M. Field and David J. Field and their immediate families, including their wives, their children or grandchildren, the spouses of their children and their grandchildren, or trusts created for the benefit of any of, or the estates of, the foregoing or (b) entities controlled by Joseph M. Field or David J. Field by virtue of their beneficial ownership of more than 50% of the weighted voting power of the Equity Interests of such entities.

“Permitted Net Funds” means cash of the Borrower which is deposited by the Borrower into a Funding Account, and is

(a) the proceeds of a borrowing of Committed Loans intended by the Borrower to be applied to reduce Consolidated Funded Indebtedness of the Borrower within four Business Days after the deposit thereof, or

(b) the proceeds of a borrowing of Committed Loans intended by the Borrower to be applied within four Business Days after the deposit thereof to the consummation of a Permitted Acquisition previously disclosed to the Administrative Agent;

provided that (i) in connection with any such Permitted Acquisition, (A) prior to the deposit of such Permitted Net Funds the Borrower shall have delivered a pro forma compliance certificate calculating Consolidated Funded Indebtedness on a Pro Forma Basis for the applicable Measurement Period (but excluding the effects of the proposed Permitted Acquisition), and (B) on the date of withdrawal of any such Permitted Net Funds, the Borrower shall have delivered a pro forma compliance certificate calculating Consolidated Operating Cash Flow on a Pro Forma Basis for the applicable Measurement Period (including the effects of the proposed Permitted Acquisition and the use of the Permitted Net Funds in connection therewith) together with evidence satisfactory to the Administrative Agent of the concurrent consummation of such proposed Permitted Acquisition and (ii) in connection with any repayment of Indebtedness, the Borrower’s withdrawal of such Permitted Net Funds from the Funding Account is applied or paid by the Administrative Agent at the direction of the Borrower to reduce Consolidated Funded Indebtedness as permitted by, and in accordance with, the terms of this Agreement.

“Permitted Senior Notes Refinancing” means any unsecured refinancing, refunding, renewal or extension of the Senior Notes so long as (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium paid, and fees, OID and expenses reasonably incurred, in connection with such refinancing, (ii) the final maturity date of such refinancing, refunding, renewing or extending Indebtedness shall be no earlier than 180 days after the latest Maturity Date, (iii) the terms and conditions of any such refinancing, refunding, renewal or extension are market terms on the date of issuance (as determined in good faith by the Borrower) or are not, taken as a whole, materially more restrictive than the covenants and events of default contained in this Agreement (as determined in good faith by the Borrower), provided that if such

Indebtedness contains any financial maintenance covenants, such covenants shall not be tighter than those contained in this Agreement, and (iv) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate and (v) with respect to any guaranties by License Subsidiaries of such Indebtedness, such guaranties are subordinated on terms at least as favorable on the whole to the Lenders as those subordinated guaranties of the Senior Notes by the License Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreements” means the Parent/Borrower Pledge Agreement and the Subsidiary Pledge Agreement.

“Preferred Stock” means any Equity Interests with preferential rights of payment or dividends or upon liquidation, dissolution or winding up.

“Pro Forma Basis” means a method of calculation in accordance with the terms of Section 1.07.

“Public Lender” has the meaning specified in Section 6.02.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registration Rights Agreement” means the “Registration Rights Agreement” as defined in the Senior Notes Indenture.

“Reinvestment Period” has the meaning specified in Section 2.05(b)(ii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and directors, officers, employees, agents, trustees, administrators, managers, partners and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans (including Incremental Revolving Loans), a Committed Loan Notice, (b) with respect to a Borrowing, conversion or continuation of Term Loans (including

Incremental Term Loans), a Term Loan Notice, (c) with respect to an L/C Credit Extension, a Letter of Credit Application and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (i) the Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (ii) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B Facility on such date; provided that the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. For the avoidance of doubt, any certificate executed by any officer pursuant to or in connection with any Loan Document shall be deemed executed by such officer in his or her capacity as an officer of the applicable Loan Party and not in his or her individual capacity, and such officer shall have no individual or personal liability with respect thereto.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property) including (a) any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to the Parent’s or the Borrower’s stockholders, partners or members (or the equivalent Person thereof) and (b) any interest or other cash payment with respect to any Preferred Stock (other than Disqualified Stock).

“Restricted Subsidiary” means (unless designated an “Unrestricted Subsidiary” in accordance with the terms of the definition of “Unrestricted Subsidiary”), each Subsidiary of the Parent and the Borrower, provided that in each case Restricted Subsidiaries that are (x) Domestic Subsidiaries must be Guarantors and have all the Equity Interests owned by the Parent, the Borrower and their direct and indirect Restricted Subsidiaries in such Restricted Subsidiary pledged to secure the Obligations and (y) foreign Subsidiaries, to the extent no Adverse Tax Consequence would result, must be Guarantors and have all the Equity Interests owned by the Parent, the Borrower and their direct and indirect Restricted Subsidiaries in such Restricted Subsidiary pledged to secure the Obligations; provided that such pledge shall be limited to a pledge of 66% of the Equity Interests of such foreign Restricted Subsidiary, to the extent the pledge of any greater percentage would result in an Adverse Tax Consequence to the Borrower. To the extent that (a) there exists no Default prior to and/or after giving effect thereto, (b) any Unrestricted Subsidiary (i) executes a Guarantee of the Obligations, (ii) has 100% of its Equity Interests pledged to secure the Obligations, (iii) grants a Lien in its assets (except Excluded Collateral) to secure the Obligations, and (iv) has no existing Indebtedness or Liens at the time of designation as a Restricted Subsidiary that would not have been permitted to be incurred under Sections 7.01 and 7.03 if such Unrestricted Subsidiary had been a Restricted Subsidiary at the time of its incurrence, and (c) such (A) Guarantee of the Obligations, (B) pledge of Equity Interests and (C) grant of Liens in its assets are in each case pursuant to documentation substantially similar in terms, conditions and form to the Guaranty, the Subsidiary Pledge Agreement and the Security Agreement, respectively (or in each case such other form agreed to by the Administrative Agent and the Borrower), then after notice to the Administrative Agent that such conditions have been met, such Unrestricted Subsidiary shall thereafter be included in the definition of Restricted Subsidiaries and treated as such, and shall not be included in the definition of Unrestricted Subsidiary.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Committed Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time.

“Revolving Maturity Date” means (a) November 23, 2016 or (b) such earlier date as the Obligations become due and payable pursuant to this Agreement (whether by acceleration, scheduled reduction or otherwise).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means one or more Security Agreements executed by each of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F.

“Security Agreement Supplement” has the meaning assigned to such term in the Security Agreement.

“Senior Notes” means, as applicable, (i) the Original Senior Notes and (ii) if issued, and upon the issuance of same, the Exchange Notes.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture, and all agreements, guaranty and instruments executed by the Parent, the Borrower or any other Guarantor in connection with the Senior Notes and the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of November 23, 2011 between the Borrower and Wilmington Trust National Association, as Trustee, pursuant to which the Senior Notes were issued.

“Series” means, with respect to a Term B Loan, its character as (a) a Term B Loan, (b) a distinct tranche of Incremental Term Loans issued pursuant to and in accordance with Section 2.18 hereof or (c) a distinct tranche of Extended Term Loans issued pursuant to and in accordance with Section 2.19 hereof.

“Shared Services Agreement” means a shared services arrangement or other similar arrangement pursuant to which two Persons owning separate radio broadcast stations agree to share the costs of certain services and procurements which they individually require in connection with the ownership and operation of one radio broadcast station, whether through the form of joint or cooperative buying arrangements or the performance of certain functions relating to the operation of one radio broadcast station by employees of the owner and operator of the other radio broadcast station, including, but not limited to, the co-location of the studio, non-managerial administrative and/or master control and technical facilities of such radio broadcast station and/or the sharing of maintenance, security and other services relating to such facilities.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“SPC” has the meaning specified in Section 10.06(g).

“Specified Equity Contributions” has the meaning specified in Section 7.13.

“Station Contracts” means contracts entered into in good faith and in the ordinary course of business by the Parent on behalf of the Borrower or one or more Restricted Subsidiaries with respect to the ordinary course of operating the radio stations or another Business of the Borrower or any Restricted Subsidiaries.

“Stations” means, as of any date, the radio broadcasting stations owned by the Borrower and their Restricted Subsidiaries as of such date, all auxiliary stations owned or operated by the Borrower and their Restricted Subsidiaries in connection with the foregoing, all television or other broadcasting stations owned by the Borrower and their Restricted Subsidiaries, or any other communications station owned or operated at such time by the Borrower or any of their Restricted Subsidiaries.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower and the Parent.

“Subsidiary Pledge Agreement” has the meaning specified in Section 4.01(a)(iv).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out (and any obligations arising thereunder have not been paid) and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit G.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided however, that no programming agreement, time brokerage agreement, Local Marketing Agreement or similar agreement shall constitute a Synthetic Lease Obligation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.

“Term B Loan” has the meaning specified in Section 2.01(b).

“Term B Loan Maturity Date” means (a) November 23, 2018 or (b) such earlier date as the Obligations become due and payable pursuant to this Agreement (whether by acceleration, scheduled reduction or otherwise).

“Term B Repayment Amounts” has the meaning set forth in Section 2.07(b).

“Term Loan” means the Term B Loan and any Incremental Term Loan, as applicable.

“Term Loan Notice” means a notice of (a) a Term B Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A, or any other form approved by the Administrative Agent.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Committed Loans, Swing Line Loans and all L/C Obligations.

“Tranche” means, as applicable, either (a) the Committed Loans and L/C Credit Extensions or (b) the Term B Loan, as applicable.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means a direct or indirect Subsidiary of the Parent or the Borrower which the Borrower has designated as an “Unrestricted Subsidiary” by delivering five days prior written notice to the Administrative Agent (or such lesser notice as agreed to by the Administrative Agent). Each Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Recitals, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Recitals, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Derivatives of defined terms have corresponding meanings. Any reference to the knowledge of a non-individual Person shall mean the actual knowledge of an executive officer (or individual holding a similar position) of such Person. Any reference to “consolidated” in connection with the Parent, the Borrower and their Subsidiaries shall mean eliminating all intercompany accounts.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent, the Borrower and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent, the Borrower and their Subsidiaries shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein. Notwithstanding the preceding sentence, the parties hereto specifically agree to exclude any impact of the variable interest entities on the Parent, Borrower or Restricted Subsidiaries’ financial position or results of operations (including, without limitation, Indebtedness, Consolidated Funded Indebtedness, Consolidated Interest Charges, Consolidated Operating Cash Flow, OCF and net income of such entities) in any calculation made under this Agreement (including, without limitation, the calculation of any component of the financial covenant ratios required to be calculated under the terms of this Agreement and including, without limitation and for the avoidance of doubt, any financial covenant ratios the compliance with which is required in connection with any Acquisition, Disposition, repayment of Indebtedness, the making of any Investment or Restricted Payment or any other action or event described in this Agreement).

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time.

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Pro Forma Calculations.

(a)

(i) For purposes of making all financial calculations to determine compliance with Section 7.13 or any financial covenant ratios the compliance with which is required in connection with any Acquisition, Disposition, repayment of Indebtedness, the making of any Investment or Restricted Payment or any other action or event described in this Agreement (x) any Disposition or Acquisition for consideration equal to or less than $10,000,000 (and any related incurrence or repayment of Indebtedness) by the Borrower, the Parent or their Restricted Subsidiaries, may, at the option of the Borrower upon notice to the Administrative Agent as indicated in the applicable Compliance Certificate, be deemed to have occurred on the first day of the applicable Measurement Period (or the first day of the applicable period for which compliance with Section 7.13 is being determined) and (y) any Disposition or Acquisition of any Station or other assets for consideration in excess of $10,000,000 by any of the Parent, the Borrower or any of their Restricted Subsidiaries (and any related incurrence or repayment of Indebtedness) which occurs during any applicable Measurement Period (or during the applicable period for which compliance with Section 7.13 is being determined) shall be deemed to have occurred on the first day of such Measurement Period (or the first day of the applicable period for which compliance with Section 7.13 is being determined),

(ii) For purposes of determining the (A) Consolidated Leverage Ratio at any time other than in determining compliance with Section 7.13(b) and (B) Consolidated Senior Secured Leverage Ratio, Consolidated Funded Indebtedness shall be determined as of such date of determination after giving effect to the applicable proposed transaction, and all other incurrence and repayments of Indebtedness on the same date or prior thereto (to the extent any such repayment is permitted by the Loan Documents), and

(iii) Notwithstanding the foregoing (i) and (ii) preceding, (A) any Disposition and Acquisition occurring as part of the same or related transactions shall be treated in a consistent manner, (B) with respect to any financial covenant calculation, Consolidated Senior Secured Leverage Ratio determination, or Consolidated Leverage Ratio determination for interest rates or any other provision herein, each determination and calculation made with respect to such covenant shall include or exclude financial information in connection with Acquisitions and Dispositions in a consistent manner and (C) with respect to any period, each financial covenant under Section 7.13 shall include or exclude financial information in connection with Acquisitions and Dispositions in a consistent manner.

(b) For purposes of calculating OCF, such calculation shall be made in a manner consistent with the methodology described in the immediately preceding clause (a).

(c) Any calculation required or permitted to be made on a pro forma basis in accordance with the immediately preceding clauses (a) and (b) for any applicable Measurement Period, shall take into account any transaction or event which has occurred after such Measurement Period and on or prior to the date of such calculation.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) Committed Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Outstanding Amount of Committed Loans shall not exceed the Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Term B Loans. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term B Lender’s Applicable Percentage of $345,000,000 (each such loan, a “Term B Loan”). The Term B Borrowing on the Closing Date shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Committed Borrowing, the initial Term B Borrowing each conversion of Term Loans or Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or conversion of Eurodollar Rate Loans to Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is available to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is available to all the Appropriate Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c) and Section 2.04(c), each Borrowing of, or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans and whether such Eurodollar Rate Loans are Committed Loans or Term Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed or the principal amount of the Loans to be converted or continued, (iv) the Type of Committed Loans to be borrowed or the Type of Loans to which existing

Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice, or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Facility of the applicable Term B Loans or Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing and in the case of the initial funding of the Term B Loan on the Closing Date, each Appropriate Lender shall make the amount of its Committed Loan or Term B Loan, as applicable, available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower by 2:00 p.m. in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date that a Committed Loan Notice with respect to such Borrowing is given by the Borrower there are L/C Borrowings outstanding, then the proceeds of such Committed Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 15 Interest Periods in effect with respect to all of the Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any other Restricted Subsidiaries, and to amend or extend Letters of Credit in Dollars previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any other Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders (other than Defaulting Lenders) have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) first imposed after the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and, in each case, which the L/C Issuer in good faith deems material to it;

(B) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(C) the issuance of any such Letter of Credit would violate one or more policies of the L/C Issuer, as applicable to all Letters of Credit, generally; or

(D) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has received Cash Collateral in accordance with Section 2.15 to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to such Defaulting Lender as to either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has such actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities

(A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the proposed Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender (provided that, notwithstanding the definition of

“Defaulting Lender” hereunder, any Revolving Lender giving such written notice that is the sole Revolving Lender giving such written notice shall be a Defaulting Lender hereunder), the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or such Restricted Subsidiary, or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender (provided that any Revolving Lender giving such written notice that is the sole Revolving Lender giving such written notice shall be a Defaulting Lender hereunder) or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (provided that if the L/C Issuer has not provided the Borrower with at least one Business Day’s notice of a drawing under a Letter of Credit, the Borrower’s reimbursement obligation to the L/C Issuer shall be postponed until the first Business Day following the date that the Borrower receives such notice so long as the Borrower pays interest on the amount paid by the L/C Issuer at the Base Rate plus the Applicable Rate for such day). If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C

Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be presumptively correct absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving

Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might otherwise acquire as a result of the payment by any L/C Issuer of any draft or the reimbursement by the Borrower thereof), including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, IN ALL CASES,

WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE L/C ISSUER, other than in each case, arising from or as a result of the willful misconduct, bad faith or gross negligence of the L/C Issuer;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is permitted by the UCC or the ISP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE L/C ISSUER, other than, in each case, arising from or as a result of the willful misconduct, bad faith or gross negligence of the L/C Issuer; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE L/C ISSUER, other than, in each case, arising from or as a result of the willful misconduct, bad faith or gross negligence of the L/C Issuer.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.

(f) Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document, AND IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH PERSON other than, in each case, arising from or as a result of willful misconduct, bad faith or gross negligence of the L/C Issuer. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY SUCH PERSON; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were determined by a final, nonappealable judgment by a court of competent jurisdiction to be caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the willful misconduct, bad faith or gross negligence of such L/C Issuer’s Related Parties, correspondents, participants or assignees or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Extended Commitments. If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) outstanding Committed Loans shall be repaid pursuant to Section 2.05(a) on such maturity date in an amount sufficient to permit the reallocation of the L/C Obligations relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Committed Loans and payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that (A) the participations therein of Revolving Lenders under the maturing tranche shall be correspondingly released and (B) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall Cash Collateralize any such Letter of Credit no later than five Business Days prior to such maturity date. If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Committed Loans, the reallocation set forth in clause (i) shall automatically occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit under any tranche of Revolving Commitments that has not so then matured shall be as agreed with the Lenders under such extended tranche; provided that in no event shall such sublimit be less than the sum of (x) the L/C Obligations of the Revolving Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such extended tranche pursuant to clause (i) above (assuming Committed Loans are repaid in accordance with clause (i)(x)).

(h) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender, subject to Section 2.16, in accordance with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter within five Business Days of demand therefor. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letters, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter within five Business Days of demand therefor. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account such customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten Business Days of receipt of a reasonably detailed written invoice therefor and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control, and the grant of a security interest under any Issuer Document shall not be effective with respect to any Excluded Collateral.

(l) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.

The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender at such time, plus such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make a Swing Line Loan if it shall determine in good faith that it has, or will by such Credit Extension have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the

Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower either by (i) crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Swing Line Lender by the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Committed Loan in an amount equal to such Revolving Lender’s Applicable Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02; provided, however, that under no circumstance shall the Borrower be deemed to have made any representations or warranties with respect to a Committed Loan requested on its behalf by the Swing Line Lender. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Extended Revolving Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Commitments at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Committed Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(g)), there shall exist sufficient unutilized Extended Revolving Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.

2.05 Prepayments.

(a) Voluntary Prepayments.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Committed Loans in whole or in part without premium or penalty (other than any prepayment premium required to be paid pursuant to Section 2.05(c)(ii)); provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, subject to the last sentence of this subsection, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, or the Borrower shall compensate the Lenders to the extent required by the terms of Section 3.05. Each such optional prepayment shall be applied as among the Term Loans (and to the installments thereof, if any) and the Committed Loans at the direction of the Borrower (but applied ratably within each chosen Tranche in accordance with the respective Applicable Percentages of the Lenders of that Tranche). A notice of a voluntary prepayment under this Section may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or the consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided that upon such revocation, the Borrower shall compensate the Lenders for any actions the Lenders have taken in reliance upon such notice of voluntary prepayment to the extent required by the terms of Section 3.05.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, if such notice is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06; provided further that upon such revocation, the Borrower shall compensate the Lenders for any actions the Lenders have taken in reliance upon such notice of voluntary prepayment to the extent required by the terms of Section 3.05.

(b) Mandatory Prepayments.

(i) Excess Outstandings. If for any reason the Total Revolving Outstandings at any time exceeds the Revolving Credit Facility then in effect, the Borrower shall immediately prepay Committed Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Committed Loans and the Swing Line Loans the Total Revolving Outstandings exceeds the Revolving Credit Facility then in effect.

(ii) Asset Dispositions. If, the Parent, the Borrower or any Restricted Subsidiary of the Parent or the Borrower makes any Disposition (other than (i) a Disposition permitted by subsections (a) through (f) of Section 7.05, and (ii) Dispositions resulting in Net Cash Proceeds of $15,000,000 or less in the aggregate during the term of this Agreement), then the Borrower shall make a mandatory prepayment of the Loans in the amount of the Net Cash Proceeds in excess of such $15,000,000 of such Disposition if the Consolidated Leverage Ratio is greater than 4.50 to 1.00 at the end of the Reinvestment Period (as defined below); provided that, notwithstanding the foregoing, this requirement for mandatory prepayment shall be reduced to the extent the Borrower or another Loan Party reinvests such Net Cash Proceeds in assets useful in one or more Businesses of a Loan Party (other than assets of, or Equity Interests in, Unrestricted Subsidiaries) (and any new Subsidiary shall be a Restricted Subsidiary and shall have executed a Guarantee of the Obligations substantially similar to the Guaranty), during the first 12 months after the date of consummation of such Disposition (such 12 month period is referred to herein as the “Reinvestment Period”), so long as no payment Default under Section 8.01(a) or Event of Default exists as of the (A) consummation of the applicable Disposition, (B) receipt of the Net Cash Proceeds by the Borrower (but not including Net Cash Proceeds received as a result of post-closing adjustments, earn-outs and other customary post-closing arrangements), (C) at the time of reinvestment. If (x) any such payment Default under Section 8.01(a) or Event of Default occurs and is continuing at any such time (unless the Borrower has entered into a written commitment during such Reinvestment Period to reinvest such Net Cash Proceeds prior to the end of such Reinvestment Period in assets useful in one or more Businesses of a Loan Party), or (y) all of such Net Cash Proceeds are not so reinvested during the Reinvestment Period, then the Borrower shall make a mandatory prepayment of the Loans promptly following the occurrence of such payment Default under Section 8.01(a) or Event of Default or the end of the Reinvestment Period, whichever is earlier, in an amount equal to the Net Cash Proceeds of such Disposition less any amounts reinvested during the Reinvestment Period in accordance with the terms of this provision and the other terms of this Agreement. Notwithstanding the foregoing, in no event shall this Section 2.05(b)(ii) apply to (a) any dispositions required by any Governmental Authority or applicable Law in connection with a Permitted Acquisition or other acquisition and (b) any dispositions of any property acquired as part of a strategic Permitted Acquisition or other acquisition of other property in order to effect such strategic Permitted Acquisition or other acquisition and the property or assets to be disposed of were not part of the property or assets intended to be retained in the long term, as determined in good faith by the Borrower; provided that, in each case, (i) no Default exists after giving effect to each such disposition, (ii) the Borrower (or the Restricted Subsidiary), as the case may be, receives consideration at the time of such disposition at least equal to the fair market value of the assets disposed of and (iii) at least 75% of the consideration for such disposition is in the form of cash or Cash Equivalents.

(iii) Extraordinary Receipts. Within five Business Days of the receipt by the Parent, the Borrower or any Restricted Subsidiary of any Extraordinary Receipts, the Borrower shall make a mandatory prepayment in an amount equal to 100% of such Extraordinary Receipts in excess of $5,000,000 for any single receipt or series of related receipts, provided that so long as no Default then exists or occurs at any time prior to the application of such proceeds, this requirement for mandatory prepayment shall be reduced by the amount of such Extraordinary Receipts constituting casualty insurance or condemnation award proceeds that are applied to the replacement or restoration of the assets subject to the event causing the Extraordinary Receipts on or before the 365th day after the receipt of such Extraordinary Receipts.

(iv) Excess Cash Flow. Beginning with the fiscal year ending December 31, 2012, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall prepay an aggregate principal amount of Loans equal to the ECF Percentage of Excess Cash Flow for the fiscal year covered by such financial statements less (solely to the extent not funded by the proceeds of Indebtedness) (x) the aggregate principal amount of all optional prepayments of Term Loans pursuant to Section 2.05(a)(i) made during such fiscal year and (y) the aggregate principal amount of all optional repayments of Committed Loans pursuant to Section 2.05(a)(i) made during such fiscal year that are accompanied by an equivalent permanent reduction in the Revolving Credit Facility.

(v) Debt Issuances. Within five Business Days of the receipt by the Parent, the Borrower or any Restricted Subsidiary of Net Debt Proceeds from any incurrence or issuance of any Indebtedness by a Loan Party (except Indebtedness of a Loan Party permitted to be incurred or issued under Section 7.03), the Borrower shall make a mandatory prepayment in an amount equal to 100% of all such Net Debt Proceeds.

(c) Prepayments; Generally.

(i) Each mandatory prepayment required to be made under Section 2.05(b) shall be applied first, to the next eight installments of the Term Loans scheduled to be paid, second, to the remaining installments on a pro rata basis (other than the repayment to be made on the Term B Loan Maturity Date) and third to the repayment to be made on the Term B Loan Maturity Date.

(ii) In the event of any prepayment of Term Loans made with the proceeds of any Indebtedness (other than proceeds of Committed Loans) having a lower effective yield (taking into account applicable interest rate, including floors, OID and fees, with OID and fees being equated to interest rate based on a four-year life to maturity) than the effective yield (taking into account applicable interest rate, including floors, OID and fees, with OID and fees being equated to interest rate based on a four-year life to maturity) for the Term Loans on or prior to the first anniversary of the Closing Date, the Borrower shall pay to the applicable Term B Lenders with respect to such Term Loans a prepayment premium equal to 1% of the principal amount of the Term Loans so prepaid.

(iii) Each prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(d) Anything contained in Section 2.05(b) to the contrary notwithstanding, (i) if, following the occurrence of any “Asset Sale” (as such term is defined in the Senior Notes Indenture or other Additional Indebtedness Documents) by the Parent, the Borrower or any Restricted Subsidiary, the Borrower is required, pursuant to the Senior Notes Indenture or other Additional Indebtedness Documents, to commit by a particular date (a “Commitment Date”) to apply or cause the Parent or any Restricted Subsidiary to apply an amount equal to any of the “Net Cash Proceeds” (as defined in the Senior Notes Indenture or any other Additional Indebtedness Documents) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Net Cash Proceeds” in a particular manner, in either case in order to excuse the Borrower from being required to make an “Offer to Purchase” (as defined in the Senior Notes Indenture or any other Additional Indebtedness Documents) in connection with such “Asset Sale”, and the Borrower shall have failed to so commit or to so apply an amount equal to such “Net Cash Proceeds” at least 15 days before the applicable Commitment Date or Application Date, as the case may be, or (ii) if the Borrower at any other time shall have failed to apply or commit or cause to be applied an amount equal to any such “Net Cash Proceeds”, and, within 15 days thereafter assuming no further application or commitment of an amount equal to such “Net Cash Proceeds” the Borrower would otherwise be required to make an “Offer to Purchase” in respect thereof, then in either such case the Borrower shall promptly (and in any event within 5 Business Days) pay or cause to be paid to the Administrative Agent an amount equal to such “Net Cash Proceeds” to be applied to the payment of the Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations in the manner set forth in Section 2.05(b) in such amounts as shall excuse the Borrower from making any such “Offer to Purchase”.

2.06 Termination or Reduction of Commitments.

(a) Voluntary. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit and (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. A notice delivered by the Borrower pursuant to this Section 2.06 may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or the consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided that upon such revocation, the Borrower shall compensate the Lenders for any actions the Lenders have taken in reliance upon such notice to the extent required by the terms of Section 3.05.

(b) Mandatory.

(i) The aggregate Term B Commitments shall be automatically and permanently reduced to zero on the date of the Term B Borrowing.

(ii) If after giving effect to any reduction or termination of the Revolving Credit Facility under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Generally; Payment of Fees. Once reduced in accordance with this Section 2.06, the Revolving Credit Facility may not be increased, other than pursuant to Section 2.18. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Commitment under this Section 2.06. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07 Repayment of Obligations. The Borrower shall:

(a) Repayment of Committed Loans. Repay to the Revolving Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Committed Loans outstanding on such date (together with all accrued and unpaid interest thereon).

(b) Term B Loans. Repay to the Term B Lenders on the last day of each fiscal quarter (or, in the case of the final principal installment to be repaid on the Term B Loan Maturity Date, as set forth in the proviso hereto), commencing with the fiscal quarter beginning on January 1, 2012 (with the first such payment being due and payable on March 31, 2012), a quarterly principal installment on the Term B Loans in an amount equal to 0.25% of the original principal amount of the Term B Facility (the “Term B Repayment Amounts”); provided, however, that the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date for the Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date (together with all accrued and unpaid interest thereon).

(c) Repayment of Swing Line Loans. Repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility (together with all accrued and unpaid interest thereon).

(d) Repayment of Obligations. Repay to the Lenders on the Maturity Date all other Obligations outstanding on the Maturity Date (together with all accrued and unpaid interest thereon), except to the extent any Incremental Facility, Extended Revolving Commitment or Extended Term Loan has a later maturity date.

(e) Repayment of Incremental Facility and Obligations. Repay to the Lenders any Incremental Term Loan on the maturity date applicable thereto, and repay to the Lenders all remaining outstanding Obligations on the latest maturity date of any Incremental Facility (together with all accrued and unpaid interest thereon).

(f) Repayment of Extensions and Obligations. Repay to the (i) Revolving Lenders party to an Extension on the maturity date for the Extended Revolving Commitments the aggregate principal amount of all Committed Loans outstanding on such date (together with all accrued and unpaid interest thereon) and (ii) Term B Lenders party to an Extension in accordance with the amortization schedule applicable to such Extended Term Loans and on the maturity date applicable to such Extended Term Loans, and (iii) repay to the Lenders all remaining outstanding Obligations on the latest maturity date of the Extended Revolving Commitments and the Extended Term Loans.

(g) Repayment of L/C Borrowing. Repay to the Lenders within five days after demand therefore the full amount of each L/C Borrowing, unless such L/C Borrowing has been cash collateralized in accordance with the terms of Section 2.15.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility, (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b)

(i) If any amount of principal of any Loan is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender that is not a Defaulting Lender in accordance with its Applicable Revolving Percentage, a commitment fee equal to the Applicable Rate for the Commitment Fee times the actual daily amount (the “Commitment Amount”) by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Amount or the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be presumptively correct, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be presumptively correct absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Parent and the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Parent and the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Parent and the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)

(i) Funding by Lenders; Presumption by Administrative Agent. All payments to be made by a Lender to the Administrative Agent shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed (A) time, with respect to Base Rate Loans made on a same day basis and (B) date, with respect to all other Loans, of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If the Lender does not pay the Administrative Agent such amount, the Borrower agrees to pay the Administrative Agent any such amount made available to the Borrower within five Business Days of notice thereof with interest at a rate equal to the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be presumptively correct, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the

Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest; provided, however, that if such funds are not returned within one Business Day, such funds shall bear interest at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Parent, the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may (i) make prepayments of Term Loans at a discount to the par value of such Loans and on a non pro rata basis in accordance with Section 2.17 and (iii) extend the final maturity of Term Loans and/or Revolving Commitments in connection with an Extension that is permitted under Section 2.19 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (x) shall constitute a payment or prepayment of any Term Loans or Committed Loans, as applicable, for purposes of this subsection or (y) shall reduce the amount of any scheduled amortization payment due under Section 2.07(b), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this Section or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by (A) Section 2.17 in connection with the prepayment of Term Loans at a discount to the par value of such Loans and (B) Section 2.19 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments of Extended Revolving Commitments or Extended Term Loans) and, in each case, such actions taken in accordance with Section 2.17 and 2.19, as applicable, shall be permitted hereunder, and the differing or non pro rata payments contemplated therein shall be permitted without giving rise to any violation of this subsection or any other provision of this Agreement.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Collateral Documents and Guaranty Agreements.

(a) All Obligations under this Agreement and all other Loan Documents shall be secured in accordance with the Collateral Documents.

(b) All Obligations under this Agreement and all other Loan Documents shall be unconditionally guaranteed by the Guarantors pursuant to one or more Guaranties.

2.15 Cash Collateral and Other Credit Support.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c) or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. All interest accrued on any such account shall be for the account of the Borrower and shall be deposited into the applicable cash collateral account until all amounts in such cash collateral accounts have been released in accordance with the provisions of this Section 2.15(b). The Borrower shall pay on demand therefor from time to time all customary opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.16, or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the full extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08, shall be applied, subject to any applicable requirements of Law, at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Default Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the

Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Committed Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Committed Loans or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to prepay the Committed Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the prepayment of any Committed Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender (including, without limitation, such Defaulting Lender) irrevocably consents thereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Revolving Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par such portion of outstanding Committed Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Applicable Revolving Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.

2.17 Discounted Voluntary Prepayments.

(a) Notwithstanding anything to the contrary in Section 2.05(a) (which shall not be applicable to this Section 2.17), the Borrower shall have the right at any time and from time to time to offer to prepay Term B Loans under the Term B Facility at a discount to the par value of such Term B Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment” and a “Discounted Voluntary Prepayment Offer”) pursuant to the procedures described in this Section 2.17; provided, however, that (i) any Discounted Voluntary Prepayment shall be offered to all Term B Lenders with Term B Loans outstanding on a pro rata basis (which such Term B Lenders shall be allowed to offer all or a part of such Term B Lender’s Term B Loans for prepayment), (ii) no Default has occurred and is continuing or would result from such Discounted Voluntary Prepayment, and (iii) the Borrower shall deliver to the Administrative Agent a certificate stating that (A) no Default has occurred and is continuing or would result from such Discounted Voluntary Prepayment, (B) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.17 has been satisfied, (C) none of Parent, Borrower or any Loan Party has any Borrower Restricted Information that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any Borrower Restricted Information with respect to the Loan Parties) and (D) no more than one Discounted Voluntary Prepayment Offer may be issued and pending at any one time.

(b) The Borrower must terminate any Discounted Voluntary Prepayment Offer if they fail to satisfy one or more of the conditions set forth above in Section 2.17(a) that are required to be met at the time at which the Term B Loans would have been prepaid pursuant to such Discounted Voluntary Prepayment Offer. If the Borrower commences any Discounted Voluntary Prepayment Offer (and all relevant requirements set forth above that are required to be satisfied at the time of the commencement of such Discounted Voluntary Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above that are required to be satisfied at the time of the consummation of such Discounted Voluntary Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Term B Lender or any other Person for any termination of such Discounted Voluntary Prepayment Offer as a result of their failure to satisfy one or more of the conditions set forth above that are required to be met at the time that otherwise would have been the time of consummation of such Discounted Voluntary Prepayment Offer, and any such failure shall not result in any Default or Event of Default hereunder.

All Term B Loans prepaid by the Borrower pursuant to this Section 2.17 shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Discounted Voluntary Prepayment. All Term B Loan prepayments conducted pursuant to Discounted Voluntary Prepayment Offers shall not constitute voluntary or mandatory prepayments for purposes of Section 2.05(a)(ii) hereof. The par principal amount of Term B Loans prepaid pursuant to this Section 2.17(b) shall be applied to reduce the final installment payment of the Term B Repayment Amounts.

(c) Each Discounted Voluntary Prepayment Offer shall comply with the Auction Procedures and any such other procedures established by the Administrative Agent in its reasonable discretion and agreed to by the Borrower.

(d) The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article IX and Section 10.04 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Discounted Voluntary Prepayment Offer.

(e) This Section 2.17 shall not (i) require the Borrower to undertake any Discounted Voluntary Prepayment Offer, (ii) require any Lender to accept any Discounted Voluntary Prepayment Offer or (ii) limit or restrict the Borrower from making voluntary prepayments of Term B Loans in accordance with Section 2.05.

(f) Notwithstanding anything in this Agreement, any Loan Document or in Exhibit H to the contrary, in no event may the Borrower use the proceeds of any Committed Loans to purchase any Term B Loans under the auction permitted by this Section 2.17 or otherwise.

2.18 Incremental Facility.

(a) Request for Incremental Facility. Provided (i) there exists no Default both before and after giving effect to any such incurrence of an increase or additional term loan or revolver loan, (ii) such increase of the revolver loan and/or incurrence of an additional term loan is permitted pursuant to the terms of the Senior Notes Indenture and the other Senior Notes Documents and (iii) upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request (x) an increase in the Revolving Credit Facility (an “Incremental Revolver Increase”) or (y) the addition of an incremental term loan (an “Incremental Term Loan”) (any Incremental Revolver Increase and/or Incremental Term Loans, or both, are herein collectively referred to as an “Incremental Facility”) by an amount (for all such requests in the aggregate) not exceeding $125,000,000; provided that (A) any such request for any Incremental Facility shall be in a minimum amount of $15,000,000, (B) with respect to any such requests for an Incremental Facility, the Borrower shall be in compliance with the financial covenants set forth in Section 7.13 for the applicable Measurement Period (determined on a Pro Forma Basis after giving effect to the Incremental Facility) and (C)

with respect to any such requests for an Incremental Facility in the aggregate in excess of $50,000,000, the Consolidated Senior Secured Leverage Ratio for the applicable Measurement Period (determined on a Pro Forma Basis after giving effect to the Incremental Facility) shall be less than or equal to 3.5 to 1.0. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders or such other time period as agreed to by the Borrower and any Lender providing an Incremental Revolver Increase or an Incremental Term Loan).

(b) Lender Elections. Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Percentage of such requested increase. Each Term B Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental Term Loan, and, if so, in what amount. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment or provide an Incremental Term Loan.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested Incremental Revolver Increase or Incremental Term Loan and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date of Incremental Revolver Increase and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Revolving Percentages arising from any nonratable increase in the Revolving Commitments under this Section. To effectuate an Incremental Revolver Increase, the Borrower, the Administrative Agent and each Lender or other approved financial institution agreeing to provide such Incremental Revolver Increase, shall execute an increase agreement (each, an “Increase Agreement”). Notwithstanding Section 10.01, any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any Incremental Revolver Increase or any provisions thereof in accordance with the terms of, or the intent of, this Agreement, shall be effective when executed by the Borrower, the Administrative Agent and each Lender or other approved financial institution making such Incremental Facility.

(e) Incremental Term Loan Amendment. To effectuate the addition of an Incremental Term Loan, the Borrower, the Administrative Agent and each Lender or other approved financial institution agreeing to provide such Incremental Term Loan, shall execute an amendment (each, an “Incremental Loan Amendment”). Each such Incremental Loan Amendment shall provide that (i) the scheduled maturity date of the Incremental Term Loan shall not be sooner than the Maturity Date for the Term Loan, and an amortization schedule, if any, that matches or is later than the scheduled amortization described in Section 2.07(b), (ii) the Incremental Term Loan shall be collateralized on the same basis as the Loans and (iii) the applicable margins for the Incremental Term Loans shall be determined by Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the applicable margin for the Incremental Term Loans are more than 50 basis points greater than the Applicable Rate for the Term B Loan Facility, then the Applicable Rate for the Term B Loan Facility shall be increased to the extent necessary so that the applicable margin for the Incremental Term Loans are not more than 50 basis points greater than the Applicable Rate for the Term B Loan Facility, provided, further, that in determining the Applicable Rate applicable to the Term B Loan Facility and the Incremental Term Loans, (x) any Eurodollar Rate floor applicable to such Term B Facility or Incremental Term Loans and OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term B Loan Facility or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Term B Loan Facility or to one or more arrangers (or their affiliates) in connection with the Incremental Term Loans shall be excluded. Notwithstanding Section 10.01, any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any Incremental Term Loan or any provisions thereof in accordance with the terms of, or the intent of, this Agreement, shall be effective when executed by the Borrower, the Administrative Agent and each Lender or other approved financial institution making such Incremental Facility. So long as any financial institution not theretofore a Lender which is providing an Incremental Term Loan shall have become a Lender under this Agreement pursuant to an Incremental Loan Amendment, the Incremental Term Loans being requested by the Borrower shall become effective under this Agreement upon the effectiveness of such Incremental Loan Amendment and the Lender or Lenders providing such Incremental Term Loans shall be deemed to have agreed, severally and not jointly, upon the terms and subject to the conditions of this Agreement, to make an Incremental Term Loan on the effective date of the applicable Incremental Loan Amendment.

(f) Conditions to Effectiveness of Incremental Revolver Increase or Incremental Loan Amendment. As a condition precedent to any such Incremental Revolver Increase and any Incremental Term Loan, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party (as applicable) dated as of the Increase Effective Date or the effective date of the Incremental Loan Amendment, as applicable, signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or Incremental Loan Amendment, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase or Incremental Loan Amendment, (A)

the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except to the extent that any representation and warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) on and as of the Increase Effective Date or the effective date of the Incremental Loan Amendment, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default shall have occurred and be continuing or be caused by the increase in the Revolving Credit Facility or incurrence of the Incremental Term Loan, (C) the Borrower’s compliance with the financial covenants set forth in Section 7.13 for the applicable Measurement Period (determined on a Pro Forma Basis after giving effect to such incurrence of the Incremental Facility) and (D) if, after giving effect to such Incremental Facility, the aggregate amount of all Incremental Facilities shall exceed $50,000,000, the Consolidated Senior Secured Leverage Ratio for the applicable Measurement Period (determined on a Pro Forma Basis after giving effect to the Incremental Facility) is less than or equal to 3.5 to 1.0.

(g) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.19 Extensions of Term Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an extension with respect to such Revolving Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.03(g) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Applicable Revolving Percentages (and except as provided in Sections 2.03(g) and 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different maturity dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term B Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer until the maturity of such Term Loans, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then latest maturity date hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.07(b) for periods prior to the Term B Loan Maturity Date, as applicable, may not be increased, (v) the weighted average life of any Extended Term Loans shall be no shorter than the remaining weighted average life of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term B Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Committed Loans, as the case may be, of such Term B Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term B Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (x) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

(b) With respect to all Extensions consummated by the Borrower pursuant to this subsection, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $20,000,000 (or, if less, the then aggregate outstanding amount of the Term Loans) (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.05, 2.13 and 10.01)) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof). Each Lender may, but is not obligated to, extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments. With respect to any Extension of the Revolving Commitments, if the consent of (i) the L/C Issuer is not obtained, the L/C Issuer’s commitment to issue Letters of Credit in accordance with Section 2.03 shall terminate on the Revolving Maturity Date and (ii) the Swing Line Lender is not obtained, the Swing Line Lender’s commitment to extend Swing Line Loans in accordance with Section 2.04 shall terminate on the Revolving Maturity Date. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this subsection.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this subsection.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both U.S. federal backup withholding and non-resident alien withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative

Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 30 days after its receipt of a reasonably detailed written invoice therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A duly executed certificate, prepared in good faith, as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be presumptively correct absent manifest error.

(ii) Each Lender and the L/C Issuer shall, and does hereby severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against (x) any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be presumptively correct absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (e)(ii)(B) and (e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.

Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, which it shall do promptly. Upon receipt of such notice, (x) the Borrower shall, within 30 days of receipt of a reasonably detailed written invoice therefor from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan (as determined by the Required Lenders for borrowers generally), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, which it shall do promptly when such circumstances cease to exist or change. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other material condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest rate on which is determined by reference to the Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be presumptively correct absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be presumptively correct absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

3.05 Compensation for Losses. Within 30 days of receipt of a reasonably detailed written invoice therefor, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss (but not lost profits), cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower, other than pursuant to Section 3.03 (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or, if not eliminate, reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) any Lender is unable to fund under Section 3.02 (if such illegality or condition is not generally applicable to the Lenders) or (iii) the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party on behalf of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and the Arrangers:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) Notes executed by the Borrower in favor of each Lender requesting Notes, evidencing the Committed Loans and the Term B Loans, as applicable;

(iii) a Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed by each Loan Party, granting to the Administrative Agent, for the benefit of the Lenders, a first priority security interest in all of the Collateral (other than the Excluded Collateral); and the Loan Parties shall have delivered to the Administrative Agent all UCC-1s in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral (other than the Non-Perfected Collateral) described in the Security Agreement; and

(iv) an pledge agreement in form and substance reasonably satisfactory to the Administrative Agent (the “Parent/Borrower Pledge Agreement”), executed by the Parent and the Borrower granting to the Administrative Agent, for the benefit of the Lenders, a first priority security interest in all of the issued and outstanding Equity Interests of the Borrower and in the other Collateral described therein; and the Parent and the Borrower shall have delivered to the

Administrative Agent all certificates, if any, evidencing such Equity Interests, all UCC-1s and all powers, duly endorsed in blank, with respect thereto, to the extent applicable; and the Parent and the Borrower shall have taken all such other actions as may be reasonably required by the Administrative Agent to effect the grant and first priority perfection of the Administrative Agent’s security interest in such Equity Interests;

(v) an pledge agreement in form and substance reasonably satisfactory to the Administrative Agent (the “Subsidiary Pledge Agreement”), executed by each Restricted Subsidiary of the Parent and the Borrower necessary to pledge the Collateral described therein, for the benefit of the Lenders, a first priority security interest in all of the issued and outstanding Equity Interests of each Restricted Subsidiary owned by such Person; each such Restricted Subsidiary shall have delivered to the Administrative Agent all certificates, if any, evidencing such Equity Interests, all UCC-1s and all powers, duly endorsed in blank, with respect thereto; each such Restricted Subsidiary shall have taken all actions as may be required by the Administrative Agent to effect the grant and first priority perfection of the Administrative Agent’s security interest in such Equity Interests;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower, the Parent and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii) a favorable opinion of (i) in-house counsel, (ii) Drinker Biddle and Reath LLP and (iii) Latham & Watkins, LLP, counsel (and FCC counsel) to the Loan Parties, each addressed to the Administrative Agent and each Lender, and each in form and substance reasonably satisfactory to the Administrative Agent;

(ix) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x) a certificate of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi) a duly completed pro forma Compliance Certificate determined as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, but giving pro forma effect to the initial Credit Extension, and all other incurrence and repayments of Indebtedness on the same date or prior thereto;

(xii) the substantially concurrent issuance of the Original Senior Notes in a face amount of not less than $220,000,000, and the Senior Notes Indenture and the other Senior Notes Indenture Documents shall have been entered into, and on such other terms and conditions, and pursuant to documentation, in each case acceptable to the Administrative Agent and each of the Lenders and substantially simultaneously with the execution of this Agreement;

(xiii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and

(xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, (provided that such invoice shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before December 31, 2011.

(e) There shall not have occurred a material adverse change (i) in the business, assets, properties, liabilities (actual or contingent), operations or financial condition of the Parent, the Borrower and their Subsidiaries, taken as a whole, since December 31, 2010 or (ii) in the facts and information regarding such entities as represented by the Parent, the Borrower or any of their Subsidiaries, or any representatives of any of them, to date.

(f) The absence of any action, suit, investigation or proceeding pending or, to the actual knowledge of a member of the executive management of the Parent, the Borrower or any of their Restricted Subsidiaries, threatened, in any court or before any arbitrator or Governmental Authority that could reasonably be expected to (i) have a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations or financial condition of the Parent, the Borrower and their Subsidiaries, taken as a whole, (ii) materially and adversely affect the ability of the Borrower or any Guarantor to perform its obligations under any material provision of the Loan Documents or (iii) materially and adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the satisfaction of each of the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation and warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the Indenture is then in effect and the Total Outstandings are in excess of $445,000,000.00, such proposed Credit Extension would be permitted under Section 4.09 of the Senior Notes Indenture.

(e) With respect to any Credit Extension, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.13 for the applicable Measurement Period (determined on a Pro Forma Basis after giving effect to such Credit

Extension, and all other incurrence and repayments of Indebtedness on the same date or prior thereto (to the extent any such repayment is permitted by the Loan Documents); provided that in determining such financial covenants, the proceeds of any Revolving Loan or Swing Line Loan to be made on the date of such Credit Extension shall be excluded in calculating cash and Cash Equivalents.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under any Material Contractual Obligation or Material Operating Agreement, (c) conflict with or result in any breach or contravention of, any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) except as would not have a Material Adverse Effect, violate any Law. On the Closing Date, each Loan Party and each Subsidiary thereof is in compliance in all material respects with all Material Contractual Obligations and Material Operating Agreements.

5.03 Governmental Authorization; Other Consents. Subject to Section 10.16, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, the FCC or any other Governmental Authority or any other Person is necessary or required in connection with the (a) execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the

Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except routine filings with the FCC (e.g., of the Loan Agreement and the Collateral Documents), filings requesting the consent of the FCC in the event any action taken under this Agreement or any other Loan Document would result in the assignment or transfer of control of a FCC License as contemplated in Section 10.16 and routine filings with the SEC (e.g., a Form 8-K) and filings of UCC-1 financing statements and any required continuations thereof.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability hereof and thereof may be limited by bankruptcy, insolvency or like laws affecting creditors rights generally and by the application of general equitable principles (whether such enforcement is sought by proceedings in equity or law).

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent, the Borrower and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent, the Borrower and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP to be shown therein.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter-ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to condensed footnotes, the use of GAAP for interim financial statements and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Parent, the Borrower and their consolidated Subsidiaries as of the date of such financial statements that is not included on such financial statements, including liabilities for taxes, material commitments and Indebtedness, in each case only to the extent each such indebtedness or each such liability exceeds $20,000,000.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except for regulatory issues affecting the industry as a whole, there is no action, suit, complaint, proceeding, inquiry or investigation at law or in equity, or by or before any court or governmental instrumentality or agency, nor any order (including, any order to show cause or order of forfeiture), decree or judgment in effect, pending or, to the best of the Parent’s and the Borrower’s knowledge, threatened against or affecting any Loan Party, any Station or any of the properties or rights relating to any Station which could reasonably be expected to have a Material Adverse Effect. Except for regulatory issues affecting the industry as a whole and except for repeat filers that are nuisance filers and their affiliates, agents and representatives, no Person has filed or, to the best of the Borrower’s knowledge, threatened to file, any competing application, petition to deny, petition for reconsideration or other opposition against any application, including any renewal application, filed or to be filed by any Loan Party, that could in any such case reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the execution and/or delivery of any of the Loan Documents.

5.08 Ownership of Property; Liens. Each of the Parent, the Borrower and each Restricted Subsidiary has good title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. The property of the Parent, the Borrower and their Restricted Subsidiaries is subject to no Liens, except Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Parent, the Borrower and their Subsidiaries have obtained all material permits, licenses and other authorizations which are required under applicable Environmental Laws and are in compliance with such Environmental Laws, except for such failures to obtain and such non compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Parent, the Borrower and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks as comply with Section 6.07.

5.11 Taxes. The Parent, the Borrower and their Restricted Subsidiaries have filed all Federal income tax and all other material federal and state tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges shown thereon to be owing by them, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided if and to the extent required in accordance with GAAP. On the Closing Date, there is no proposed tax assessment against the Parent, the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. On the Closing Date, no Loan Party is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent and the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Parent, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Parent and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) No ERISA Event has occurred within the past six years or is reasonably expected to occur; (ii) the Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan; (iii) neither the Parent, the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Parent, the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Parent and the Borrower have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in the Restricted Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens, except Liens securing the Obligations. As of the Closing Date, the Borrower has no equity Investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. As of the Closing Date, all of the outstanding Equity Interests in the Borrower have been validly issued, and are fully paid and nonassessable and are owned by the Loan Parties reflected on such Schedule in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens, except Liens securing the Obligations. As of the Closing Date, there are no Unrestricted Subsidiaries.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Parent, the Borrower and their Subsidiaries on a consolidated basis) will be margin stock. None of the proceeds of any Borrowing will be used by the Loan Parties to buy or hold margin stock.

(b) None of the Parent, the Borrower, any Person Controlling the Parent, the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent all agreements, instruments and corporate or other contractual restrictions to which it, the Parent or any of their Subsidiaries is subject, in each case that would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by any Loan Party to the Administrative Agent or any Lender in connection with the syndication of this transaction, negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of the circumstances when made it being recognized that projections are not to be viewed as facts or as guarantees of performance or achievement of any particular results and that actual results during the period or periods covered by the projections may differ significantly and materially from the projected results, and no assurance can be given that the projected results will be realized.

5.16 Compliance with Laws. Each of the Parent, the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each of the Parent, the Borrower and each Subsidiary is in compliance with the rules and regulations of the FCC relating to the operation of television and radio stations, except to the extent that any failure to file or failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.17 License Subsidiaries. Except (i) for Licenses for the States of Pennsylvania, Louisiana and such other States as agreed to in writing by the Administrative Agent from time to time, (ii) as consented to by the Administrative Agent in connection with a Permitted Acquisition (for a period of not longer than 45 days or such longer time agreed to by the Administrative Agent), (iii) as held by an Unrestricted Subsidiary in accordance with the terms hereof, no Loan Party (other than a License Subsidiary) holds any License issued by the FCC. No License Subsidiary (a) has any Indebtedness (other than the Obligations and subordinated Guarantees permitted by Section 7.03(h)), (b) has any assets other than FCC Licenses, (c) is a party to or bound by any operating contract or agreement other than agreements pursuant to which Loan Parties that are not License Subsidiaries manage and operate the Stations, (d) conducts any business or (e) has any employees, and there are no Liens of any nature whatsoever on any of the property or assets of any License Subsidiary except Liens in favor of the Administrative Agent for the benefit of the Secured Parties. Each License Subsidiary is a Restricted Subsidiary, unless designated an Unrestricted Subsidiary in accordance with the terms of this Agreement and in accordance with the provisions of Section 7.16.

5.18 The Parent.

(a) Except as otherwise set forth in this Section 5.18, the Parent has no Indebtedness (other than (i) pursuant hereto and the other Loan Documents, (ii) certain trade payables reasonably incurred in the ordinary course of the operation of the Stations and of the Parent’s corporate headquarters, (iii) pursuant to the Senior Notes Indenture and (iv) pursuant to Section 7.03);

(b) The Parent has no assets other than intellectual property and furniture, fixtures and equipment located in its corporate office and certain other non-material assets not used in the operation of any Station and the Equity Interests in its Subsidiaries and contractual rights under contracts described in subsection (c) below;

(c) Except as otherwise set forth in this Section 5.18, the Parent is not a party to or bound by any contract or agreement other than the Station Contracts and other contractual arrangements entered into in the ordinary course of business consistent with the restrictions set forth in subsection (d)(iii) below; and

(d) Except as otherwise set forth in this Section 5.18, the Parent does not conduct any business other than

(i) holding the Equity Interests in the Borrower,

(ii) entering into and performing Station Contracts, and

(iii) entering into and performing contracts and providing services for Subsidiaries in connection with the corporate office and other corporate overhead items consistent with past practices.

There are no Liens of any nature whatsoever on any of the property or assets of the Parent except Liens permitted by Section 7.01.

5.19 Solvent. The Borrower is, and the Parent, the Borrower and their Subsidiaries are on a GAAP consolidated basis, Solvent.

5.20 Collateral Documents.

(a) The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties party thereto in the Collateral. Except for Liens permitted by Section 7.01, (a) the Collateral (except for the Non-Perfected Collateral) is subject to a first and prior Lien in favor of the Administrative Agent for the benefit of the Secured Parties securing the Obligations and (b) the Non-Perfected Collateral is subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties securing the Obligations. Except for (x) UCC filings completed within ten (10) days after the Closing Date and as contemplated hereby and by the Collateral Documents, (y) intellectual property and other filings which are not required to be made pursuant to the terms of this Agreement and the Collateral Documents and (z) delivery to the Administrative Agent of (i) promissory notes and securities (other than Equity Interests in Restricted Subsidiaries) created or acquired after the Closing Date to the extent such promissory notes and securities, together with all promissory notes and securities previously delivered to the Administrative Agent, aggregate in value $5,000,000 or more and (ii) the Equity Interests in Restricted Subsidiaries created or acquired after the Closing Date, no other filing or other action will be necessary to perfect such Liens in Collateral other than Non-Perfected Collateral.

(b) As of the Closing Date, none of the Parent, the Borrower nor any Restricted Subsidiary has any interest in any tangible negotiable instruments, instruments (other than Equity Interests and promissory notes) or tangible chattel paper that aggregate in value $200,000 or more.

5.21 Intellectual Property; Licenses, Etc. Each of the Parent, the Borrower and each of their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Parent, the Borrower or any of their Subsidiaries infringes upon any rights held by any other Person which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.22 Patriot Act. To the extent applicable, each of the Parent, the Borrower and their Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower and the Parent shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Parent (including the accounts of the Borrower and their Subsidiaries) as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of one of the “Big Four” certified accounting firms or another independent certified public accountant of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, which report and opinion (as to the financial statements) shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification not reasonably acceptable to the Administrative Agent; and

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, the following financial statements as of the end of such fiscal quarter: (i) condensed consolidated balance sheet as of the fiscal quarter then ended with a comparison to the balance sheet as of the most recently ended fiscal year; (ii) condensed consolidated statements of income or operations for the most recently ended quarterly period for such fiscal year and for the portion of the fiscal year then ended, in comparative form; and (iii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, in comparative form. The condensed consolidated interim unaudited financial statements shall be prepared in accordance with GAAP for interim financial information and shall be accompanied by the certifications required by the rules and regulations of the SEC.

Notwithstanding the foregoing, (i) in the event that the Parent timely files an Annual Report on Form 10-K for such fiscal year with the SEC that is made publicly available through EDGAR that meets all the requirements set forth in Section 6.01(a) preceding other than the delivery requirement to the Administrative Agent, such filing shall be deemed to have satisfied such delivery requirement of Section 6.01(a); (ii) in the event that the Parent timely files a Quarterly Report on Form 10-Q for such fiscal quarter with the SEC that is made publicly available through EDGAR that meets all the requirements set forth in Section 6.01(b) preceding other than the delivery requirement to the Administrative Agent, such filing shall be deemed to have satisfied such delivery requirement of Section 6.01(b); and (iii) so long as the Parent has made filings that satisfy subsections (i) and (ii) preceding, the Parent and the Borrower shall not have to satisfy the requirement that such information be in form and detail satisfactory to the Administrative Agent and the Required Lenders.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, certifying among other things, (i) as to the compliance by the Borrower with the financial covenants described in Section 7.13, (ii) the calculation of the remaining amounts available to be utilized under Sections 7.06(c), 7.02(f), 7.18(c) and (iii) the Available Amount, to the extent used during such period;

(b) promptly after any request by either Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent and the Borrower by independent accountants in connection with the accounts or books of the Parent, the Borrower or any Restricted Subsidiary, or any audit of any of them;

(c) promptly after the same are available, notice of copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto. Notwithstanding the foregoing, in the event that the Parent or the Borrower timely files such filings in accordance with the requirements of the SEC and such filings are made publicly available through EDGAR, the Parent and the Borrower shall have no delivery requirement under this Section 6.02(c);

(d) promptly after the furnishing thereof, copies of any notice of default or breach under any material debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry (other than comment letters received in the ordinary course of business) by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof. Notwithstanding the foregoing, in the event that such notice or other correspondence is made publicly available through EDGAR, the Parent and the Borrower shall have no delivery requirement under this Section 6.02(e);

(f) promptly upon their becoming available, the Borrower shall furnish (i) copies of any periodic or special reports filed by any Loan Party with the FCC or any other federal, state or local Governmental Authority if such reports indicate any material change in the ownership of such Loan Party, or any materially adverse change in the business, operations, affairs or condition of any Loan Party, and (ii) copies of any material notices and other material communications from the FCC or any other federal, state or local Governmental Authority which specifically relate to any Loan Party, any Station or any material License, and the substance of which relates to a matter that could reasonably be expected to have a Material Adverse Effect; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of the Parent, the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Unless made publicly available as set forth in Section 6.01, documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower, and each Lender shall be solely responsible for maintaining its copies of such documents.

The Borrower and the Parent hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or at the direction of the Borrower or the Parent hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower or the Parent is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, the Parent or any of their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute

Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding anything in this paragraph, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or is reasonably expected to result in a Material Adverse Effect,

(c) of (i) any dispute, litigation, investigation, proceeding or suspension between the Parent, the Borrower or any Subsidiary and any Governmental Authority that could reasonably be expected to result in a Material Adverse Effect; (ii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent, the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, that could reasonably be expected to result in a Material Adverse Effect; (iii) any material admonition, censure or adverse citation or order by the FCC or any other Governmental Authority or regulatory agency that could reasonably be expected to result in a Material Adverse Effect; or (iv) any competing application, petition to deny or other opposition to any license renewal application filed by the Borrower or any of its Subsidiaries with the FCC that would reasonably be expected to result in a Material Adverse Effect, it being understood that, no notice will be required in connection with any litigation, proceeding or filing instituted, requested or made by a repeat nuisance filer and their affiliates, agents and representatives;

(d) of the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and

(e) of any event of default under the Senior Notes and any Permitted Senior Notes Refinancing immediately upon its occurrence and, in any event, not later than the time at which the Borrower provides notice of such event of default to the holder of any notes or other evidence of Indebtedness under such Senior Notes or Permitted Senior Notes Refinancing.

Each notice pursuant to this Section shall be accompanied by a statement of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe each material provision of this Agreement and the Loan Documents that may be materially implicated by the occurrence referred to therein (if any) to the knowledge of the Responsible Officers of the Borrower.

6.04 Payment of Certain Obligations. Pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material tax liabilities,

assessments and governmental charges (other than Indebtedness) or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves if and to the extent required in accordance with GAAP are being maintained by the Parent, the Borrower or such Subsidiary.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect the Borrower’s, the Parent’s and each Material Subsidiary’s legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) preserve, renew and maintain in full force and effect the Borrower’s, the Parent’s and each Material Subsidiary’s good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and the failure to preserve, review and maintain such good standing could reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each case of (a) and (b) preceding where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Parent or the Borrower, insurance with respect to their properties against loss or damage of the kinds and in the amounts consistent with prudent business practice, and carry such other insurance as is consistent with prudent business practice (it being understood that self-insurance shall be permitted to the extent consistent with prudent business practice).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent (including the accounts of the Borrower or such Subsidiary, as the case may be); and (b) maintain such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent (including the accounts of the Borrower or such Subsidiary, as the case may be), in each case of (a) and (b) preceding, except to the extent that noncompliance therewith could reasonably be expected to have Material Adverse Effect.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender at such parties’ own expense (coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, notwithstanding the foregoing, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (i) to refinance existing indebtedness under the Existing Credit Agreement, (ii) for capital expenditures, (iii) for working capital; (iv) for repurchases of Equity Interests and to make dividends as permitted by the terms of this Agreement, (v) to finance Permitted Acquisitions and Investments, (vi) to pay fees and expenses related to the transactions contemplated hereby, and (vii) for other general corporate purposes not in contravention of any Law or of any Loan Document; provided that in no event shall the proceeds of Committed Loans be used to purchase any Term B Loans under the auction permitted by Section 2.17.

6.12 Additional Guarantors and Covenant to Give Security. Notify the Administrative Agent promptly after any Person becomes a Domestic Subsidiary and whether such Subsidiary is an Unrestricted Subsidiary, and promptly thereafter (and in any event within 30 days or such longer period as the Administrative Agent may agree), cause such Person that is not designated an Unrestricted Subsidiary to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (b) execute and deliver to the Administrative Agent a Security Agreement Supplement or such other document as the Administrative Agent shall deem appropriate for such Person to grant a first and prior perfected Lien (subject only to Liens permitted by Section 7.01) in all assets (other than Excluded Collateral) of such Person to the Administrative Agent for the benefit of the Secured Parties (notwithstanding the foregoing, such Liens shall not be required to be perfected in Non-Perfected Collateral) and (c) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if requested by the Administrative Agent (provided that no such request shall be made with respect to any additional Guarantor (and its related License Subsidiary, if any) if such additional Guarantor (together with its related License Subsidiary) would not have been a Material Subsidiary if it had been owned by the Borrower for the most recently completed 12 month period preceding the date it became a Subsidiary of the Borrower) favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) and (b)), all in form, content and scope substantially similar to the corporate and FCC opinions (if appropriate) delivered on the Closing Date or otherwise reasonably satisfactory to the Administrative Agent, provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an Acquisition permitted by this Agreement, and such new Subsidiary at no time holds any material assets or liabilities (other than liabilities under the merger agreement, and other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction), such new Subsidiary shall not be required to take the actions set forth above until the respective Acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within seven Business Days) and, a new Domestic Subsidiary shall not be subject to the provisions of this Section 6.12 if substantially all of the assets of such new Subsidiary consist of stock of one or more Subsidiaries that are not Domestic Subsidiaries.

6.13 FCC Consents. The Parent and the Borrower acknowledge that certain transactions contemplated by this Agreement or the Loan Documents, and certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their rights under this Agreement or the Loan Documents, may require the consent of the FCC. If counsel to the Administrative Agent reasonably determines that the consent of the FCC is required in connection with the execution, delivery and performance of any of the aforesaid documents or any documents delivered to the Administrative Agent or the Lenders in connection therewith or as a result of any action which may be taken pursuant thereto, then during the continuance of an Event of Default the Parent and the Borrower, at their sole cost and expense, shall use their commercially reasonable efforts, and shall cause the Restricted Subsidiaries to use their commercially reasonable efforts, to secure such consent and to cooperate with the Administrative Agent and the Lenders in any action commenced by the Administrative Agent or the Lenders to secure such consent. Neither the Parent nor the Borrower shall take any action, and they shall not permit any of the Subsidiaries to take any action, that interferes with the exercise or completion of the efforts to obtain the consent of the FCC as set forth above, provided that, notwithstanding the foregoing, the Borrower, the Parent and each of their Subsidiaries shall at all times comply in all material respects with all material provisions of the Communications Act and all material FCC Regulations.

6.14 Collateral.

(a) The Parent and the Borrower shall, and shall cause each Restricted Subsidiary to, do all things necessary or reasonably requested by the Administrative Agent to preserve and (except as to Non-Perfected Collateral) perfect the Liens of the Administrative Agent for the benefit of the Secured Parties, arising pursuant hereto and pursuant to the Collateral Documents as first Liens (except as to Non-Perfected Collateral), and to insure that the Administrative Agent, for the benefit of the Secured Parties, has a perfected prior and first Lien on all of the Collateral (except as to Non-Perfected Collateral), including, without limitation, the Equity Interests of the Borrower and each of its direct and indirect Domestic Subsidiaries and the direct and indirect Domestic Subsidiaries of the Borrower and the Parent; provided however that only 65% of the Equity Interests of any Domestic Subsidiary substantially all of the assets of which consist of stock of one or more Subsidiaries that are not Domestic Subsidiaries shall be required to be pledged as collateral under this Section 6.14.

(b) The Parent and the Borrower shall, and shall cause each Restricted Subsidiary to (i) grant to the Administrative Agent for the benefit of the Secured Parties a Lien on all assets (other than Excluded Collateral, and with respect to FCC Licenses subject to the terms of the Security Agreement) of all Loan Parties which shall be perfected on all Collateral other than Non-Perfected Collateral and (ii) take such action as is necessary from time to time to cause all such Liens in Collateral to be first and prior Liens (except as to Non-Perfected Collateral, and subject to Liens permitted by Section 7.01). For the avoidance of doubt, all Equity Interests in the Borrower and all Equity Interests owned by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary will continue to be fully pledged as Collateral unless and until Disposed of in accordance with the terms of this Agreement.

(c) The Parent and the Borrower shall, and shall cause each Restricted Subsidiary to do all things necessary or reasonably requested by the Administrative Agent to preserve and (except as to Non-Perfected Collateral) perfect the Liens of the Administrative Agent for the benefit of the Secured Parties, arising pursuant hereto and pursuant to the Pledge Agreements and Security Agreements as first Liens (except as to Non-Perfected Collateral), and to insure that the Administrative Agent, for the benefit of the Secured Parties, has a perfected prior and first Lien on all of the Collateral other than Non-Perfected Collateral of the Borrower and each of its direct and indirect Domestic Subsidiaries and the direct and indirect Domestic Subsidiaries of the Borrower and the Parent; provided, however, that no such action shall be required to perfect the Liens in Non-Perfected Collateral.

6.15 Further Assurances. Promptly upon request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be created by any of the Collateral Documents to the extent agreed herein or therein to be Collateral, (iii) perfect and maintain the validity, effectiveness and (except as to Non-Perfected Collateral) priority of any of the security interests, Loan Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent on behalf of the Secured Parties the rights granted or now or hereafter intended to be granted to the Administrative Agent for the benefit of the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so.

6.16 Cash Collateral Accounts. Maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts, if any, with Bank of America or another commercial bank located in the United States, which has accepted the assignment of such accounts to the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Security Agreement.

6.17 Ratings. Use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Facilities, in each case from each of S&P and Moody’s, so long as the outstanding principal balance of the Term Loans exceed $35,000,000.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower and the Parent shall not, nor shall they permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b), or Liens to which the Required Lenders have consented in writing;

(c) Liens for taxes or assessments and similar charges, which are either not delinquent or being contested diligently and in good faith by appropriate proceedings, and as to which the applicable Loan Party has set aside any reserves required in accordance with GAAP on its books;

(d) statutory Liens, such as mechanic’s, materialmen’s, warehouseman’s, landlord’s, artisan’s, worker’s, contractor’s, carrier’s or other like Liens, (i) incurred in good faith in the ordinary course of business, (ii) which are either not delinquent or are being contested diligently and in good faith by appropriate proceedings and (iii) as to which the applicable Loan Party has set aside any reserves on its books required in accordance with GAAP or bonded satisfactorily to the Administrative Agent;

(e) encumbrances consisting of zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of real property or minor irregularities of title which were not incurred in connection with Indebtedness, provided that none of such encumbrances materially impairs the operation of the applicable Loan Party’s business;

(f) Liens in respect of judgments or awards with respect to which any Loan Party is, in good faith, prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon such appeal or proceeding for review has been secured, and as to which judgments or awards such Loan Party has established any reserves on its books required in accordance with GAAP or has bonded in a manner satisfactory to the Administrative Agent;

(g) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(h) Liens granted to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety, customs, appeal and performance bonds and other similar obligations incurred in the ordinary course of business and not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of any property;

(i) so long as there exists no Default prior to and/or after giving effect to the incurrence of such Lien and the related Indebtedness, Liens of the Borrower, the Parent and the Restricted Subsidiaries (except License Subsidiaries) securing (i) Indebtedness in respect of capital leases and similar obligations, and purchase money obligations for fixed or capital assets permitted by Section 7.03(e), (ii) any Indebtedness of any Person that is assumed in accordance with Section 7.03(e) in connection with a Permitted Acquisition or other acquisition after the Closing Date, and (iii) any Indebtedness of any Person that is assumed in accordance with Section 7.03(e) in connection with an acquisition of assets (including Equity Interests) in connection with a Permitted Acquisition or an acquisition; provided that (x) in the case of clause (i), (A) such Liens may only secure Indebtedness of the Parent, the Borrower and the Restricted Subsidiaries in respect of capital leases and similar obligations and purchase money obligations for fixed or capital assets and (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds thereof and (y) in the case of clauses (ii) and (iii), (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Parent, the Borrower or any Restricted Subsidiary (other than proceeds or products thereof) and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary and refinancing thereof; and

(j) so long as there exists no Default prior to and/or after giving effect to the incurrence of such Lien and the related Indebtedness, other Liens in the aggregate securing up to an aggregate outstanding amount of Indebtedness and other obligations of the Borrower, the Parent and the Restricted Subsidiaries (except License Subsidiaries) not to exceed $10,000,000.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Parent, the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b) advances to officers, directors and employees of the Parent, the Borrower and their Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes in accordance with past practices and as permitted by applicable Law;

(c) Investments of the Parent and the Borrower in any Guarantors and Investments of any Restricted Subsidiary in the Borrower or in another Restricted Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees in accordance with the terms of Section 7.03;

(f) so long as (i) there exists no Default prior to and/or after giving effect to each such Investment and (ii) after giving effect to such Investment, the Consolidated Leverage Ratio is less than or equal to the lower of (A) the maximum permitted Consolidated Leverage Ratio set forth in Section 7.13(b) for the applicable Measurement Period and (B) 6:00 to 1:00 (with the Consolidated Leverage Ratio for such purpose being calculated on a Pro Forma Basis (x) after giving effect to the making of such Investment and any Indebtedness incurred in connection therewith and (y) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents, the Borrower and its Restricted Subsidiaries may make Investments (including Investments in Unrestricted Subsidiaries) in an aggregate amount during the term of this Agreement not to exceed $40,000,000 minus the sum of (I) the amount of Restricted Payments made pursuant to Section 7.06(c) and (II) the amount of Indebtedness prepaid, redeemed, defeased, repurchased or canceled in accordance with Section 7.18(c);

(g) so long as (i) there exists no Default prior to and/or after giving effect to each such Investment and (ii) after giving effect to each such Investment, the Consolidated Leverage Ratio for the applicable Measurement Period is less than or equal to 5:00 to 1:00 (with the Consolidated Leverage Ratio for such purpose being calculated on a Pro Forma Basis (A) after giving effect to the making of such Investment and any Indebtedness incurred in connection therewith and (B) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents), the Borrower and its Restricted Subsidiaries may make other Investments (including Investments in Unrestricted Subsidiaries) in an amount not to exceed the Available Amount (calculated on the date of the making of such Investment);

(h) Investments in Unrestricted Subsidiaries to the extent constituting the contribution of, or paid for with, Equity Interests of the Parent; and

(i) so long as there exists no Default prior to and/or after giving effect to each such Investment, other Investments not to exceed $10,000,000 in the aggregate in any fiscal year of the Borrower.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03, and in each case any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees, OID, and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Guarantees of (i) the Guarantors (other than the License Subsidiaries) in respect of Indebtedness otherwise permitted hereunder subordinated to the Obligations on terms acceptable to the Administrative Agent, (ii) the Guarantors (other than the License Subsidiaries) in respect of the Senior Notes and (iii) the Borrower or any Guarantor (other than a License Subsidiary) in respect of Indebtedness otherwise permitted hereunder of the Parent, the Borrower or any Guarantor (other than Preferred Stock and Disqualified Stock);

(d) obligations (contingent or otherwise) of the Parent, the Borrower or any Subsidiary (other than License Subsidiaries) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, interest rate spreads, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(e) so long as there exists no Event of Default or payment Default under Section 8.01(a) prior to and/or after giving effect to each such incurrence the Borrower, the Parent and the Restricted Subsidiaries (except License Subsidiaries) may incur (i) Indebtedness in respect of capital leases and similar obligations, and purchase money obligations for fixed or capital assets, (ii) any Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date, and (ii) any Indebtedness of any Person that is assumed by a Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in connection with a Permitted Acquisition after the Closing Date; provided that (x) in the case of clauses (ii) and (iii) such Indebtedness exists at the time of such Permitted Acquisition or other acquisition and is not created in contemplation of or in connection with such Permitted Acquisition or other acquisition, (y) the aggregate principal amount of all Indebtedness of the Parent, the Borrower and the Restricted Subsidiaries (except License Subsidiaries) under this clause (e) shall not exceed $25,000,000 at any time outstanding and (z) no Loan Party (other than such Person that becomes a Restricted Subsidiary of the Borrower or the Restricted Subsidiary, as the case may be, that so assumes such Person’s Indebtedness) shall guarantee or otherwise become liable for the payment of such Indebtedness;

(f) so long as there exists no Event of Default or payment Default under Section 8.01(a) prior to and/or after giving effect to each such incurrence, the Borrower and the Parent may incur additional unsecured Indebtedness from time to time provided that, (i) the Consolidated Leverage Ratio is less than or equal to the lower of (A) the maximum permitted Consolidated Leverage Ratio in effect under Section 7.13(b) for the applicable Measurement Period, and (B) 6:00 to 1:00 (with the Consolidated Leverage Ratio for such purpose being calculated on a Pro Forma Basis (x) after giving effect to the incurrence of such Indebtedness and (y) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents), (ii) no such additional Indebtedness has a maturity earlier than six months after the latest Maturity Date, (iii) no such additional Indebtedness has any scheduled principal payments, prepayments, redemptions, retirements, acquisition of principal, cancellations, repurchases, sinking funds or other principal payments prior to the latest Maturity Date and (iv) if the principal amount of such Indebtedness is in excess of $20,000,000, the Borrower shall have delivered to the Administrative Agent evidence in form reasonably satisfactory to the Administrative Agent of compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.13 before and after giving effect to the incurrence of such additional Indebtedness;

(g) so long as there exists no Event of Default or payment Default under Section 8.01(a) prior to and/or after giving effect to each such incurrence, the Borrower and the Restricted Subsidiaries (other than the License Subsidiaries) may incur additional unsecured Indebtedness up to an aggregate amount at any one time outstanding of $25,000,000 for all Restricted Subsidiaries minus the aggregate amount of secured debt incurred by any of the Restricted Subsidiaries permitted by subsection (e) preceding; provided that, (i) no such additional Indebtedness has a maturity earlier than six months after the latest Maturity Date, (ii) no such additional Indebtedness has any scheduled principal payments, prepayments, redemptions, retirements, acquisition of principal, cancellations, repurchases, sinking funds or other principal payments prior to the latest Maturity Date; and

(h) (i) Indebtedness incurred by the Borrower under the Senior Notes and the other Senior Notes Documents up to a maximum principal amount of $220,000,000 and any Permitted Senior Notes Refinancing in respect thereof and (ii) subordinated unsecured Guarantees of the License Subsidiaries in respect of the Senior Notes and any Permitted Senior Notes Refinancing in respect thereof, on subordination terms set forth in the Senior Notes Documents; and

(i) so long as there exists no Event of Default or payment Default under Section 8.01(a) prior to and/or after giving effect to each such incurrence, the Borrower, the Parent and the Restricted Subsidiaries (other than the License Subsidiaries) may incur other Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists prior to and/or after giving effect thereto:

(a) any Subsidiary may merge with (x) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (y) any one or more other Restricted Subsidiaries, provided that when any Guarantor is merging with another

Subsidiary, the Guarantor shall be the continuing or surviving Person, and provided further that, in the case of both clause (x) and (y), any Subsidiary which is an Unrestricted Subsidiary at the time of the applicable merger (1) must meet the criteria set forth in the definition of “Restricted Subsidiary” for conversion to a Restricted Subsidiary immediately prior to the occurrence of the applicable merger and (2) shall be treated in all respects as a Restricted Subsidiary during all periods of determination for purposes of calculating Consolidated Operating Cash Flow;

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c) Dispositions in accordance with the terms of Section 7.05; and

(d) any Permitted Acquisition permitted by Section 7.07 may be structured as a merger, consolidation or amalgamation, so long as the Borrower or a Loan Party is the surviving Person.

7.05 Dispositions. Make any Disposition of any material portion of the assets of the Parent, the Borrower or any of their Restricted Subsidiaries, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by (i) any Restricted Subsidiary to the Borrower or to another Restricted Subsidiary or (ii) the Borrower to any Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions in accordance with the terms of Section 7.04(a), (b) and (d);

(f) in addition to subsection (g) following, so long as no Default exists prior to and/or after giving effect to any such Disposition, (A) Dispositions of property in connection with Like Kind Exchanges for a Station acquired in connection with a Permitted Acquisition in accordance with the terms of Section 7.07 and (B) Dispositions in connection with Station swaps or exchanges, in each case of Stations acquired in connection with a Permitted Acquisition in accordance with the terms of Section 7.07, provided that, notwithstanding the foregoing, if at any time in connection with a (I) Like Kind Exchange after a property has been Acquired or Disposed of by the Borrower or any of its Subsidiaries in connection with such Like Kind Exchange there shall exist a

Default, such Loan Party shall be permitted to consummate the Like Kind Exchange despite the existence of such Default, and (II) swap or exchange described in subsection (B) preceding, after a property has been Acquired or Disposed of by the Borrower or any of its Subsidiaries in connection with such swap or exchange there shall exist a Default, and such Loan Party has entered into a contractual arrangement binding such Loan Party to consummate such swap or exchange with an unaffiliated third party prior to the existence of such Default, such Loan Party shall be permitted to consummate such swap or exchange despite the existence of such Default;

(g) in addition to subsection (f) preceding, so long as (A) no Default exists prior to and/or after giving effect to any such Disposition and (B) the Borrower has complied with the provisions of Section 2.05(b)(ii) with respect to each such Disposition, the Borrower may make Dispositions of assets representing not more than 25% of Consolidated Operating Cash Flow (measured for the most recently completed four fiscal quarters) in the aggregate for all such asset Dispositions over the term of this Agreement commencing on the Closing Date. For the avoidance of doubt, operating cash flow from assets sold shall be calculated based on the operating cash flow for the four fiscal quarters preceding the date of sale of the assets sold for all assets sold cumulatively from the Closing Date through the date of determination, measured against Consolidated Operating Cash Flow for the most recently completed four fiscal quarters of the Parent; and

(h) (i) dispositions required by any Governmental Authority or applicable Law in connection with a Permitted Acquisition or other acquisition and (ii) any dispositions of any property acquired as part of a strategic Permitted Acquisition or other acquisition of other property in order to effect such strategic Permitted Acquisition or other acquisition and the property or assets to be disposed of were not part of the property or assets intended to be retained in the long term, as determined in good faith by the Borrower; provided that, in each case, (i) the Borrower (or the Restricted Subsidiary), as the case may be, receives consideration at the time of such disposition at least equal to the fair market value of the assets disposed of and (ii) at least 75% of the consideration for such disposition is in the form of cash or Cash Equivalents.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, provided that,

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower, any other Subsidiary that is a Guarantor and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable to the Parent, the Borrower or another Restricted Subsidiary that is a Guarantor solely in the common stock or other common Equity Interests of such Person;

(c) so long as (i) there exists no Default prior to and/or after giving effect to each such Restricted Payment and (ii) and after giving effect to Restricted Payment, the Consolidated Leverage Ratio is less than or equal to the lower of (A) the maximum permitted Consolidated Leverage Ratio then in effect under Section 7.13(b) for the applicable Measurement Period, and (B) 6:00 to 1:00 (with the Consolidated Leverage Ratio for such purpose being calculated on a Pro Forma Basis (x) after giving effect to the making of such Restricted Payment and any Indebtedness incurred in connection therewith and (y) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents, the Borrower and its Restricted Subsidiaries may make Restricted Payments to the Parent (and the Parent may use such funds to make Restricted Payments to its stockholders), in an aggregate amount during the term of this Agreement not to exceed $40,000,000 minus the sum of (I) the amount of Investments made in accordance with Section 7.02(f) and (II) the amount of Indebtedness prepaid, redeemed, defeased, repurchased or canceled in accordance with Section 7.18(c);

(d) so long as (i) there exists no Default prior to and/or after giving effect to each such Restricted Payment and (ii) after giving effect to such Restricted Payment, the Consolidated Leverage Ratio for the applicable Measurement Period (with the Consolidated Leverage Ratio for such purpose being calculated on a Pro Forma Basis (A) after giving effect to the making of such Restricted Payment and any Indebtedness incurred in connection therewith and (B) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents), is less than or equal to 5:00 to 1:00, the Borrower and its Restricted Subsidiaries may make Restricted Payments to the Parent (and the Parent may use such funds to make Restricted Payments to its stockholders) in an amount not to exceed the Available Amount; and

(e) the Borrower may declare and pay dividends up to the Parent in an aggregate amount over the term of this Agreement commencing on the Closing Date not to exceed $10,000,000, provided that, such dividends may only be declared and paid so that such funds can be used to make payments relating to the settlement of and expenses relating to, legal or administrative proceedings of the Parent, the Borrower or the Restricted Subsidiaries that are uninsured, and

(f) the Borrower may declare and pay dividends to Parent to permit Parent to (i) pay actual cash federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and/or its Restricted Subsidiaries, as applicable (and, to the extent of the amount actually received by the Borrower (or its Restricted Subsidiaries) from Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); provided, that the amount of such distributions or dividends (plus any taxes payable directly by the Borrower or its Restricted Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by the Borrower and/or its Restricted Subsidiaries (and its Unrestricted Subsidiaries to the extent described above) had the Borrower been the common parent of a separate tax group that included only the Borrower and its Restricted Subsidiaries (and its Unrestricted Subsidiaries to the extent described above); (ii) pay franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Parent and its Subsidiaries; and (iii) so long as there exists no Default prior to and/or after giving effect to such dividend, purchase Parent’s common stock or common stock options from present or former officers or employees of Parent, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided that the amount of payments made under this clause (f)(iii) shall not exceed $5,000,000 in the aggregate in any fiscal year of the Parent; (iv) pay other general corporate operating and overhead expenses and costs not described in clause (iii) preceding attributable to the operations of the Borrower and its Restricted Subsidiaries and incurred in the ordinary course of business in an amount not to exceed the difference between $50,000,000 per fiscal year of the Parent minus any amounts used in such year pursuant to clause (iii) preceding, and (v) pay amounts owed under Station Contracts.

7.07 Acquisitions. Make any Acquisitions, except so long as there exists no Default prior to and/or after giving effect to each such Acquisition, the Borrower and its Restricted Subsidiaries may make Permitted Acquisitions, so long as

(a) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.13 both before and after giving effect to each such Permitted Acquisition, and each consummation of a Permitted Acquisition by the Borrower shall constitute a representation by the Borrower that it is in such compliance with the covenants set forth in Section 7.13 as described above;

(b) except with respect to Investments that are also Acquisitions of an Unrestricted Subsidiary, the Borrower shall have given the Administrative Agent prior written notice regarding each Permitted Acquisition with a cash consideration of $50,000,000 or more;

(c) except with respect to Investments that are also Acquisitions of an Unrestricted Subsidiary, with respect to each Permitted Acquisition with a cash consideration of $200,000,000 or more, the Borrower shall have delivered to the Administrative Agent:

(i) within five days prior to the consummation of such Acquisition (or such lesser time as agreed to by the Administrative Agent), calculations demonstrating on a Pro Forma Basis compliance with the financial covenants set forth in Section 7.13 for the applicable Measurement Period, all in such detail and in such form as is reasonably acceptable to the Administrative Agent; and

(ii) within five days prior to the consummation of any such Acquisition (or such lesser time as agreed to by the Administrative Agent), projections for the Borrower for a period of the lesser of five years and the maturity of the Loans hereunder after the closing of such Acquisition (giving effect to such Acquisition) and showing the source of financing for such Acquisition, all in such detail and in such form as is reasonably acceptable to the Administrative Agent; and

(d) except with respect to Investments that are also Acquisitions of an Unrestricted Subsidiary, with respect to each Permitted Acquisition consummated under this Section 7.07, the Borrower shall have complied with each of the following:

(i) except as permitted by Section 5.17, all FCC Licenses acquired in connection with each such Acquisition shall be transferred promptly upon consummation of such Acquisition to a License Subsidiary;

(ii) with respect to Permitted Acquisitions with a cash consideration in excess of $100,000,000, unless (A) the Borrower reasonably expects that the Final Order will be granted notwithstanding the filing of any objection and (B) with respect to any objections filed (except objections filed by repeat nuisance filers (or their affiliates, agents or representatives) that have made a filing on multiple occasions against the Borrower or the Parent, or any Subsidiary of either of them (“Nuisance Filers”)), the Borrower has given notice to the Administrative Agent of the expectation in clause (A) preceding, the FCC consent to the assignment of the FCC Licenses relating to the Stations being acquired pursuant to such Permitted Acquisition at such time (the “FCC Consent”) shall have become a Final Order; for the avoidance of doubt, the Borrower may reasonably expect that the Final Order will be granted notwithstanding the filing of any objections made by Nuisance Filers, which such filing would not reasonably be expected to prevail;

(iii) the Parent, the Borrower or the applicable Subsidiary shall have granted, or will grant in accordance with Section 6.12, a prior and first Lien priority interest in, and pledged to the Administrative Agent on behalf of the Secured Parties, all of the Equity Interests of each such new Domestic Subsidiary acquired in connection with a Permitted Acquisition hereunder as additional collateral for the Obligations to be held by the Administrative Agent in accordance with the terms of the Parent/Borrower Pledge Agreement or the Subsidiary Pledge Agreement, and executed and delivered to the Administrative Agent all such documentation for such pledge (including, a supplement to the Subsidiary Pledge Agreement, original stock certificates and duly executed stock powers, as applicable) as, in the reasonable opinion of the Administrative Agent, is required to perfect or protect such Lien and grant a prior and first Lien;

(iv) if a new Domestic Subsidiary which is not an Unrestricted Subsidiary is acquired or created in connection with such Acquisition, the newly created or acquired Domestic Subsidiary shall in accordance with Section 6.12 execute and deliver a Security Agreement Supplement or such other document as requested by the Administrative Agent to grant a Lien on and security interest in all assets (other than Excluded Collateral) of such new Domestic Subsidiary as additional collateral for the Obligations to be held by the Administrative Agent in accordance with the terms of the Security Agreement, and executed and delivered to the Administrative Agent all such documentation for such security interest as, in the reasonable opinion of the Administrative Agent, is required to perfect or protect such Lien and grant a prior and first Lien; provided that in each case no such action shall be required to perfect or provide for the priority of Liens in Non-Perfected Collateral; and

(v) to the extent requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent to the effect that all material approvals, consents or authorizations required in connection with such Acquisition (including the formation of any License Subsidiary and the transfer of FCC Licenses to a License Subsidiary) from any Licensing Authority or other Governmental Authority shall have been obtained, and such opinions as the Administrative Agent may reasonably request as to the Liens granted to the Administrative Agent, for the benefit of the Secured Parties in the Equity Interest, as required pursuant to this Section, as to any required regulatory approvals for such Acquisition and as to such other matters as the Administrative Agent may reasonably request.

7.08 Change in Nature of Business. Engage in any material line of business substantially different from the Business.

7.09 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent or the Borrower (including any Unrestricted Subsidiary), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable (or more favorable) to the Parent, the Borrower or such Restricted Subsidiary as would be obtainable by the Parent, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of the Restricted Subsidiaries that are Guarantors, or (b) between and among Restricted Subsidiaries that are Guarantors, (c) Investments permitted by Section 7.16, and (c) Restricted Payments permitted by Section 7.06. For the avoidance of doubt, this Section 7.09 shall not apply to employment arrangements with, and payments of compensation or benefits to or for the benefit of, management.

7.10 Negative Pledge Clauses; Limitations on Subsidiary Distributions.

(a) Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits (other than a dollar limit, provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the Obligations, and other than on or in any such agreement) the ability of the Parent, the Borrower and/or their Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (i) this Agreement, the other Loan Documents, and the Senior Notes (and any agreement governing any Permitted Senior Notes Refinancing, so long as any such prohibition or limitation contained in such refinancing agreement is not materially less favorable to the Lenders that that which exists as of the Closing Date), (ii) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (iii) pursuant to applicable law, (iv) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (v) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale or sale leaseback of any property permitted under this Agreement, (vi) customary restrictions in documents, agreements or constituent documents governing joint ventures, (vii) any agreement in effect at the time a Restricted Subsidiary becomes a Restricted Subsidiary as long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (viii) agreements permitted under Section 7.15, and (ix) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposits.

(b) Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of (a) the Parent or any Restricted Subsidiary to Guarantee the Obligations, (b) any Restricted Subsidiary to (x) make Restricted Payments to the Borrower or any other Restricted Subsidiary in respect of any Equity Interest of such Subsidiary held by, or pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary, (y) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary or (z) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the Senior Notes Documents (or any agreement governing any Permitted Senior Notes Refinancing, so long as any such restriction contained in such refinancing agreement is not materially less favorable to the Lenders that that which exists as of the Closing Date), (ii) customary restrictions and conditions contained in agreements relating to any Disposition pending such Disposition provided, however, that such restrictions and conditions apply only to the Equity Interests or other asset that is to be Disposed, (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Equity Interest or Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower and outstanding on such date as long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iv) applicable law or imposed as a condition or term in any License, (v) restrictions in effect on the date of this Agreement contained in the agreements governing the Indebtedness in effect on the Closing Date and in any agreements governing any refinancing thereof if such restrictions are no more restrictive than those contained in the agreements as in effect on the date of this Agreement governing the Indebtedness being renewed, extended or refinanced, (vi) customary non assignment provisions with respect to contracts, leases, licensing or other agreements entered into by the Borrower or any of its Restricted Subsidiaries, in each case entered into in the ordinary course of business, (vii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, (viii) restrictions and conditions contained in the documents governing Indebtedness of any Subsidiary that is not a wholly-owned Subsidiary of the Parent provided, however, that such restrictions and conditions apply only to such Subsidiary and its assets, or (ix) any restrictions under any Indebtedness permitted by

Section 7.3 (other than the Senior Notes and any Permitted Senior Notes Refinancing) if such restrictions are no more restrictive to the Borrower and its Restricted Subsidiaries than those contained under this Agreement.

7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.12 Amendment of Material Documents and Agreements. Amend, modify or supplement:

(a) Organization Documents of the Parent, the Borrower or any Material Subsidiary, unless required by law, in any manner that is materially adverse to the interests of the Lenders, and other than amendments to provide for the issuance of Equity Interests not otherwise prohibited by this Agreement or

(b) (i) any indenture, credit agreement or other document entered into evidence or govern the terms of any Indebtedness permitted to be created, incurred or assumed pursuant to Section 7.03 (including, for the avoidance of doubt, the Senior Notes) and, in each case, any indenture, credit agreement or other document entered into with respect to any extension, renewal, replacement or refinancing thereof or (ii) any document entered into to evidence or govern the terms of any Preferred Stock, in each case except for any such amendment, modification or waiver that, (x) would not, in any material respect, adversely affect the interests of the Lenders and (y) would otherwise not be prohibited hereunder.

The Parent and the Borrower shall promptly provide copies of any such amendments, modifications or supplements to the Administrative Agent.

7.13 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter to be less than the ratio set forth below opposite such period:

Fiscal Quarters Ending	Ratio

Closing Date through December 31, 2012	1.50:1.00
March 31, 2013 through June 30, 2014	1.60:1.00
September 30, 2014 through June 30, 2015	1.75:1.00
September 30, 2015 and thereafter	2.00:1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth below opposite such period:

Fiscal Quarters Ending	Ratio

Closing Date through June 30, 2012	7.25:1.00
September 30, 2012 through December 31, 2012	7.00:1.00
March 31, 2013 through June 30, 2013	6.75:1.00
September 30, 2013 through December 31, 2013	6.50:1.00
March 31, 2014	6.25:1.00
June 30, 2014	6.00:1.00
September 30, 2014	5.75:1.00
December 31, 2014	5.50:1.00
March 31, 2015 through June 30, 2015	5.25:1.00
September 30, 2015	5.00:1.00
December 31, 2015	4.75:1.00
March 31, 2016 and thereafter	4.50:1.00

Solely for purposes of determining compliance with the financial covenants set forth in this Section 7.13, any cash equity contribution (which equity shall be common equity or other equity that is not Disqualified Stock) made to the Borrower within ten (10) Business Days after the date which financial statements are required to be delivered for any fiscal quarter end in accordance with Section 6.01 (the “Cure Fiscal Quarter End”) shall, at the request of Borrower, be included in the calculation of Consolidated Operating Cash Flow for the purposes of determining compliance with the financial covenants set forth herein for periods including such fiscal quarter (any such equity contribution so included in the calculation of Consolidated Operating Cash Flow, a “Specified Equity Contribution”); provided that (a) there shall not be more than two Specified Equity Contributions during the term of this Agreement, (b) notwithstanding anything in this Agreement to the contrary, the Borrower shall be in compliance after giving effect to the addition of such Specified Equity Contribution to Consolidated Operating Cash Flow with (i) the Consolidated Interest Coverage Ratio as of such Cure Fiscal Quarter End (but without adjusting Consolidated Interest Charges in the denominator of such Consolidated Interest Coverage Ratio) and (ii) the Consolidated Leverage Ratio as of such Cure Fiscal Quarter End (but without reducing the calculation of Consolidated Funded Indebtedness in the numerator of such Consolidated Leverage Ratio (directly through repayment or indirectly through the netting of additional unrestricted cash and Cash Equivalents on hand as a result of such Specified Equity Contribution of the Parent, the Borrower and its Restricted Subsidiaries from the calculation of Consolidated Funded Indebtedness)) and (c) in each case, the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants set forth herein. For the avoidance of doubt, all Specified Equity Contributions shall be disregarded for all other purposes of this Agreement.

7.14 License Subsidiaries. Except as set forth on Schedule 5.17 or permitted by the terms of Section 5.17, permit any Subsidiary (other than a License Subsidiary) to hold any FCC Licenses, or permit any License Subsidiary to be an Unrestricted Subsidiary, except strictly in accordance with the terms hereof. Notwithstanding anything herein to the contrary, the Borrower shall not permit any License Subsidiary to (a) incur, create, assume or permit to exist any Indebtedness other than the Obligations and subordinated guaranties permitted by Section 7.03, (b) incur, create, assume or permit to exist any Lien of any nature whatsoever on any property or assets now owned or hereafter acquired by it except in favor of the Administrative Agent for the benefit of the Secured Parties securing the Obligations, (c) make any capital expenditures, (d) acquire any assets other than the Licenses, (e) conduct any business operations other than the holding of the FCC Licenses and rights and activities related thereto, (f) commingle the property of such License Subsidiary with the property of the Parent, the Borrower or any Subsidiary other than a License Subsidiary or (f) hire or engage any employees. No License Subsidiary shall be an Unrestricted Subsidiary unless all entities operating and owning a substantial amount of the related Station’s assets are also Unrestricted Subsidiaries.

7.15 Sale and Leaseback Transactions. Enter into any arrangement at any time on or after the Closing Date whereby the Parent, the Borrower, or any Restricted Subsidiary sells or transfers any of its assets, and thereafter rents or leases such assets, provided that, so long as the there exists no Default both before and after giving effect to this transaction and the Borrower is otherwise in compliance with the provisions of Section 7.05, the Borrower, the Parent and their Restricted Subsidiaries may consummate sales and leasebacks aggregating not more than $20,000,000 in gross sales proceeds for all such transactions over the term of this Agreement commencing on the Closing Date.

7.16 Unrestricted Subsidiaries.

(a) Invest in any Unrestricted Subsidiary, Acquire any Unrestricted Subsidiary, or create any Unrestricted Subsidiary (in each case except Investments and Acquisitions in, and the creation of, any Unrestricted Subsidiary to the extent constituting the contribution of, or paid for with, Equity Interests of the Parent), or do any of the foregoing with respect to any direct or indirect subsidiary of any Unrestricted Subsidiary (whether in cash, or using, contribution of assets or equity interests (except Equity Interests of the Parent) or otherwise), provided that, so long as there exists no Default prior to and/or after giving effect to any such Investment, the Loan Parties may make Investments in, or make Acquisitions of, or create, any Unrestricted Subsidiary if such Investment is not otherwise prohibited under this Agreement provided further that in connection with each such Investment or Acquisition the value of the assets and equity interests shall be determined in good faith by the Borrower to be the fair market value of such assets and equity interests on the date of the applicable Investment or Acquisition.

(b) The Parent, the Borrower and the Restricted Subsidiaries will (i) not conduct any business or enter into any transaction with the Unrestricted Subsidiaries, other than on fair and reasonable terms substantially as favorable (or more favorable) to the Parent, the Borrower or such Restricted Subsidiary as would be obtainable by the Parent, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with an unrelated third Person (a Person other than a Subsidiary, an Unrestricted Subsidiary or an Affiliate), (ii) keep all deposit accounts, investment accounts and other accounts of the Unrestricted Subsidiaries segregated and apart from the accounts of the Borrower, the Parent and the Restricted Subsidiaries, (iii) use reasonable methods to (A) not commingle the business, employees and assets of the Parent, the Borrower and the Restricted Subsidiaries (other than servicing arrangements on fair and reasonable terms substantially as favorable (or more favorable) to the Parent, the Borrower or such Restricted Subsidiary as would be obtainable by the Parent, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Unrestricted Subsidiary or an Affiliate), and (B) keep the Business of the Parent, the Borrower and the Restricted Subsidiaries separate and apart from the Unrestricted Subsidiaries.

(c) The Borrower may make Investments in Unrestricted Subsidiaries using Equity Interests of the Parent.

7.17 Change in Status of Subsidiaries.

(a) Unless approved by the Administrative Agent, designate any Subsidiary as an Unrestricted Subsidiary and subsequently redesignate such Subsidiary as a Restricted Subsidiary more than one time with respect to each such Subsidiary.

(b) Designate or convert any Restricted Subsidiary as an Unrestricted Subsidiary provided that, the Borrower may designate a Restricted Subsidiary (other than a License Subsidiary unless such License Subsidiary becomes an Unrestricted Subsidiary strictly in accordance with the terms of Section 7.14 and this Section 7.17(b)) as an Unrestricted Subsidiary, if the Investment in such Subsidiary (determined as of the date designation) is permitted pursuant to Section 7.02¸ provided further, (i) no Subsidiary may be designated as, or converted to, an Unrestricted Subsidiary if it is party to any agreement or contract with Parent or any of its Restricted Subsidiaries, unless the terms of such agreement are no less favorable to Parent or such Restricted Subsidiary, as applicable, than those that might be obtained from an unaffiliated third party and (ii) no Subsidiary may be designated as, or converted to, an Unrestricted Subsidiary if such Subsidiary is a Person with respect to which Parent or any of its Restricted Subsidiaries has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition unless at the time of such designation or conversion the amount of such obligation to make capital contributions or to maintain such Subsidiary’s financial condition, assuming it would constitute an Investment, would be permitted pursuant to Section 7.02.

(c) For the avoidance of doubt, the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein, at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein as determined in good faith by the board of directors of the Borrower.

(d) The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall, at the time of such designation, constitute the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time.

7.18 Prepayments, Etc. of Indebtedness. Make any unscheduled payment or prepayment of principal or interest (or any comparable unscheduled reduction of principal or yield provision, or payment of fees) on any Indebtedness (including, without limitation, any redemption, defeasance, setting aside of funds, cancellation, forgiveness, repurchase, receive an assignment of, issue any notice of redemption or defeasance with respect to, or otherwise cause any of the foregoing or enter into any other transaction which accomplishes a like result, including pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms of or available to the Borrower or any of its Subsidiaries at its option), nor shall the Borrower or the Parent permit any Affiliate to purchase any of the Obligations, except:

(a) the Borrower may make prepayment at par of the Obligations in accordance with the terms of this Agreement or discounted prepayments of the Obligations pursuant to the provisions of Section 2.17;

(b) so long as there exists no Default prior to and/or after giving effect thereto, and such sale is otherwise permitted by the terms of this Agreement, in connection with the sale of property by a Loan Party, the Parent, the Borrower and the Restricted Subsidiaries may make prepayments of the related capital lease or similar obligation or purchase money indebtedness of such Loan Party;

(c) so long as (i) there exists no Default prior to and/or after giving effect thereto, (ii) the Consolidated Leverage Ratio is less than or equal to the lower of (A) the maximum permitted Consolidated Leverage Ratio then in effect under Section 7.13(b) for the applicable Measurement Period, and (B) 6:00 to 1:00 (with the Consolidated Leverage Ratio for such purpose being calculated on a Pro Forma Basis (x) after giving effect to the making of such prepayment and any Indebtedness incurred in connection therewith and (y) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents), the Parent, the Borrower and the Restricted Subsidiaries may make prepayments on Indebtedness (other than the Obligations) (including, without limitation, any redemption, defeasance, setting aside of funds, cancellation, forgiveness, repurchase or other provision for, or the assurance of, any such unscheduled payment or prepayment including pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms of or available to the Borrower or any of its Subsidiaries at its option) in an aggregate amount during the term of this Agreement not to exceed $40,000,000 minus the sum of (I) the amount of Investments made in accordance with Section 7.02(f) and (II) the amount of Restricted Payments made in accordance with Section 7.06(d); provided that if such Indebtedness is prepaid, redeemed, defeased, cancelled, forgiven, or repurchased at a discount to par, the actual amount of Dollars spent to retire or cancel such Indebtedness shall be included in such calculation;

(d) so long as (i) there exists no Default prior to and/or after giving effect thereto and (ii) the Consolidated Leverage Ratio for the applicable Measurement Period is less than or equal to 5:00 to 1:00 (with the Consolidated Leverage Ratio for such purpose being calculated on a Pro Forma Basis (x) after giving effect to the making of such prepayment and any Indebtedness incurred in connection therewith and (y) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents), the Parent, the Borrower and the Restricted Subsidiaries may make prepayments on Indebtedness (other than the Obligations) (including, without limitation, any redemption, defeasance, setting aside of funds, cancellation, forgiveness, repurchase or other provision for, or the assurance of, any such unscheduled payment or prepayment including pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms of or available to the Borrower or any of its Subsidiaries at its option) in an aggregate amount not to exceed the Available Amount (calculated on the date of the making of such prepayment); provided that if such Indebtedness is prepaid, redeemed, defeased, cancelled, forgiven, or repurchased at a discount to par, the actual amount of cash U.S. dollars spent to retire or cancel such Indebtedness shall be included in such calculation;

(e) prepayments of Indebtedness owing by (i) any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary and (ii) the Borrower to any Restricted Subsidiary; and

(f) prepayments of Indebtedness in connection with refinancings otherwise permitted under this Agreement.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Parent, the Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) or Article VII; or

(c) Other Defaults. (i) The Parent, the Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in either Section 6.10 or 6.11 on its part to be performed or observed and such failure continues for 10 days after the earlier of actual notice by the Borrower or the Parent of such Default or receipt by such Loan Party of written notice of the existence of such Default from any Lender, or

(ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of actual notice by the Borrower or the Parent of such Default or receipt by such Loan Party of written notice of the existence of such Default from any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Parent, the Borrower or any Restricted Subsidiary (A) fails to make any payment when due (after giving effect to any applicable grace periods) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Senior Notes or any other Consolidated Funded Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any Senior Notes or any other such Consolidated Funded Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (including a change of control) occurs, the effect of which default or other event is to cause, or to permit the holder or holders of Senior Notes or such Consolidated Funded Indebtedness, (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Consolidated Funded Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Consolidated Funded Indebtedness to be made, prior to its stated maturity, to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent, the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent, the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent, the Borrower or such Restricted Subsidiary as a result thereof is greater than $25,000,000; or

(f) Insolvency Proceedings, Etc. The Parent, the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days, or the Parent, the Borrower or such Material Subsidiary has consented in writing to any of the foregoing; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Parent, the Borrower or any Material Subsidiary admits in writing its inability to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Parent, the Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance or indemnity) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which such judgment remains unpaid and a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or is reasonably expected to result in liability of the Parent, the Borrower or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) the Parent, the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or is reasonably expected to result in liability of the Parent, the Borrower or any Subsidiary in an aggregate amount in excess of $25,000,000; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k) Failure to Comply with FCC. (i) The FCC or any other Licensing Authority shall revoke, terminate, substantially and adversely modify or refuse by final order to renew any License relating to a Station or Stations or (ii) the Borrower or any License Subsidiary shall be required pursuant to a final non-appealable order to sell or otherwise dispose of any Station; so long as in each case of (i) and (ii) preceding such event or failure is reasonably expected to have a Material Adverse Effect; or

(l) Change of Control. There occurs any Change of Control; or

(m) Unrestricted Subsidiaries. Any event or circumstance described in the preceding subsections (e), (f), (h) and (k) shall have occurred with respect to any Unrestricted Subsidiary, and such event or circumstance would reasonably be expected to result in an Material Adverse Effect; or

(n) Collateral Documents. The Collateral Documents shall for any reason (other than pursuant to the terms thereof or as a direct result of action or inaction of the Administrative Agent or any other Lender) cease to create a (i) valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral (other than Non-Perfected Collateral) purported to be covered thereby or (ii) valid Lien (subject to Liens permitted by Section 7.01) on the Non-Perfected Collateral; or

(o) Certain Payments on Indebtedness. The Parent, the Borrower or any Restricted Subsidiaries shall make any interest or principal payment on any subordinated Indebtedness in violation of any subordinated provision contained in such Indebtedness; or

(p) License Subsidiaries Guarantees. The Guarantees by the License Subsidiaries of the Senior Notes (or any Permitted Senior Notes Refinancing) shall not be subordinated to the Obligations.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent, the Borrower and each Subsidiary;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or the Parent under the Bankruptcy Code of the United States, the obligation of each Lender to make Committed Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15 and 2.16 be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Obligations relating to Swap Contracts) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, except Obligations relating to Swap Contracts, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, and to the Administrative Agent for the account of each Hedge Bank party to a Secured Hedge Agreement in the amount of the Swap Termination Value of each such Secured Hedge Agreement, ratably among the Lenders, Affiliates of such Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent and not otherwise Cash Collateralized by the Borrower pursuant to Section 2.03 or Section 2.15;

Sixth, to payment of remaining portion of the Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank. Each Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than with respect to consent rights contemplated by Section 9.06 and the last paragraph of Section 9.10) and the provisions of this Article IX shall not impose any duties or obligations on any Loan Party or provide any benefits to the Administrative Agent, the Lenders or the L/C Issuer with respect to any Loan Party. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral

Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers (except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower, their Subsidiaries or any of their Affiliates that is communicated to or obtained by the Person serving as any Agent or any of their Affiliates in any capacity.

Neither Agent shall be liable for any action taken or not taken by it, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY SUCH AGENT (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary), under the circumstances as provided in Sections 10.01 and 8.02 or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to such Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than the Administrative Agent’s duty to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as there exists no Event of Default (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above (including the consent of the Borrower, if applicable); provided further that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment and the Administrative Agent in its reasonable determination have determined that no successor Administrative Agent meeting the qualifications set forth above will accept such appointment, the Administrative Agent may engage a commercial servicing company to act in the role of Administrative Agent, at the expense of the Borrower (with the consent of the Borrower so long as there exists no Event of Default, such consent not to be unreasonably withheld). If no successor Administrative Agent has been appointed, and no servicing agent has been engaged by the Administrative Agent within 30 days after commercially reasonable efforts have been made by the Administrative Agent to engage such servicing agent, the Administrative Agent and the Borrower will negotiate in good faith (the Borrower’s consent not to be unreasonably withheld) a new agency fee for the Administrative Agent based on the market rate under the circumstances of the Loan, such fee to compensate the Administrative Agent for the administrative duties to be conducted by the Administrative Agent in connection with this Agreement and the other Loan Documents and to supersede any such agency fee payable to the Administrative Agent under any Fee Letter. Upon the acceptance of the appointment by a successor Administrative Agent or the engagement of a servicing agent, (a) the resignation of the Administrative Agent shall become effective in accordance with such notice and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, (b) such successor or servicing agent shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and (c) the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C

Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer or Swing Line Lender hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit. No servicing agent engaged pursuant to the preceding paragraph shall become L/C Issuer or Swing Line Lender under this Agreement. The Borrower and each Lender agree to the appointment of the servicing agent as Administrative Agent, if necessary under the terms of, and in accordance with the provisions of, this paragraph and the preceding paragraph.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the book managers, Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered to, and if requested by the Required Lenders shall, by intervention in such proceeding or otherwise

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are due and owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. The Secured Parties, the Lenders and the L/C Issuer (in each case including in its capacity as a Hedge Bank, if applicable) irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Hedge Agreements) and the expiration or termination of all Letters of Credit, (ii) that is Disposed of or conveyed or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the Holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Subject to the receipt of the Required Lenders confirmation of the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or to release any Guarantor from its obligations under the Guaranty, upon the reasonable request of Borrower, and at Borrower’s sole cost and expense, in the event that (i) a Loan Party Disposes of any property as part of or in connection with any Disposition not prohibited under the Loan Documents, the Administrative Agent shall execute and deliver such documents appropriate to evidence the release of Administrative Agent’s Liens with respect to such sold property (which release shall be automatic and effective at the time of such Disposition) and (ii) any Guarantor ceases to be required under the Loan Documents to provide its guaranty as a result of a transaction permitted under the Loan Documents (including, without limitation, in connection with the designation of an Unrestricted Subsidiary or the Disposition of any Restricted Subsidiary), Administrative Agent shall execute and deliver such documents with respect to such Guarantor appropriate to evidence (x) the release of its guaranty (which release shall be automatic and effective at the time such guaranty is no longer required), (y) the release of Administrative Agent’s Liens with respect to the Equity Interests in, and the assets of, such Guarantor (which release shall be automatic and effective at the time of such Disposition of such Restricted Subsidiary or upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary).

9.11 Secured Hedge Agreements. No Hedge Bank that obtains the benefits of Section 8.03, any Guaranty Agreements or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

9.12 No Fiduciary Relationships. Without limiting the foregoing, none of the Lenders shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as other set forth herein in the case of the Administrative Agent) authorized to act for, any other Lender.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term B Lenders, as the case may be;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of each such Lender directly and adversely affected thereby;

(d) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled or mandatory reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender directly and adversely affected thereby;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, in each case without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is the Term B Facility, the Required Term B Lenders and (y) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender directly and adversely affected thereby, except as specifically set forth in Section 2.18 or (ii) the definition of “Required Revolving Lenders,” or “Required Term B Lenders” without the written consent of each Lender under the applicable Facility;

(h) (i) release all of, or substantially all of, the value of the guaranties of the Obligations made by the Guarantors without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone) or (ii) release the Parent from the Guaranty without the written consent of each Lender;

(i) release all of, or substantially all of, the Collateral without the written consent of each Lender; or

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term B Facility, the Required Term B Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (vi) the Letter of Credit Applications may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (vii) this Agreement and the other Loan Documents may be amended solely with the consent of the Administrative Agent to incorporate the terms of any Incremental Facility or to establish an Extension permitted by Section 2.19.

Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (B) except to the extent there shall then exist an Event of Default, any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate the intent of Section 2.18 to provide an Incremental Facility or an increase in the Aggregate Commitment shall be effective when executed by the Borrower, the Administrative Agent and each Lender or other approved financial institution making such Incremental Facility or increase in the Aggregate Commitment. For the avoidance of doubt, it is understood and agreed that (1) all mandatory prepayments hereunder may be waived by the Required Lenders and (2) all mandatory prepayment provisions hereunder may be amended with the consent of the Required Lenders and the Borrower.

In addition, subject to Section 2.05(c)(ii) and Section 2.17, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans and/or the Replacement Commitments, as applicable, to permit (a) the refinancing of all or a portion of the outstanding Term Loans (the “Refinanced Term Loans”) or the replacement of the Revolving Credit Facility (the “Refinanced Commitment”) with one or more replacement term loan tranches hereunder which shall be Loans hereunder (“Replacement Term Loans”) or (b) or the replacement of the Refinanced Commitments with a new tranche of revolving commitments (the “Replacement Commitments”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans or Refinanced Commitment, as applicable plus any OID with respect thereto, accrued cash interest payable thereon, premium (if any) thereon, other amounts necessary to accomplish such refinancing or replacement, and fees and reasonable expenses incurred in connection therewith, (b) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans, respectively, at the time of such refinancing, (c) the aggregate amount of the Replacement Commitment shall not exceed the Refinanced Commitment plus any OID with respect thereto, accrued cash interest payable thereon, premium (if any) thereon, other amounts necessary to accomplish such refinancing or replacement, and fees and reasonable expenses incurred in connection therewith, (d) the borrower of such Replacement Term Loans or

Replacement Commitment shall be the Borrower and (f) all other terms applicable to such Replacement Term Loans or Replacement Commitments (exclusive of pricing) shall be substantially identical to, or not materially more favorable to the Lenders providing such Replacement Loans or Replacement Commitments than, those applicable to such Refinanced Term Loans or Refinanced Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans, as applicable, in effect immediately prior to such refinancing.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, either Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or as otherwise noticed to the Administrative Agent; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent if a confirmation from the sender’s facsimile has been generated (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, any Co-Syndication Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to Parent, the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY SUCH AGENT PARTY, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Parent or the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent, the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Term Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all reasonable out-of-pocket losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH PERSON, absent gross negligence, bad faith or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) (A) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates (but only including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents through the Effective Date, and (B) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, provided that, notwithstanding the foregoing, the Borrower will not be required to reimburse the Administrative Agent for legal fees incurred on behalf of an Eligible Assignee in connection with any assignment made pursuant to Section 10.06, and (iii) all out-of-pocket expenses incurred by each Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for each Agent, any Lender or the L/C Issuer), in connection with the enforcement of its rights after the occurrence of an Event of Default (or, during the continuance of an Event of Default, protection of its rights) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY SUCH INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Party of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c) or Section 3.04(a), this Section 10.04(b) shall not apply to (x) Indemnified Taxes or Excluded Taxes imposed on any and all payments by or on account of any obligation of any Loan Party under any Loan Document, which Taxes shall be governed exclusively by Section 3.01 or (y) any other Taxes with respect to which additional amounts are payable under Section 3.04(a)(ii) as a result of a Change in Law.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to an Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing but without affecting the Borrower’s obligations to pay such amounts, each Lender severally agrees to pay to such Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the parties hereto shall not assert, and hereby waives, and the Borrower acknowledges that neither it, the Parent nor any Subsidiary shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 30 Business Days after demand therefor after receipt of a reasonably detailed written invoice therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender or Agent, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower and the Parent may not, nor may any other Loan Party (except to the extent such Loan Party is permitted in a transaction permitted by the terms of this Agreement) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving

Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term B Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the separate Facilities provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the last paragraph of Section 10.01 on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities with respect to assignments to Lenders previously consented to by the Borrower;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption,

together with a processing and recordation fee in the amount of $3,500 and any documentation required under Section 3.10(e); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) a Disqualified Lender or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C), or (D) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptively correct, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Disqualified Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(d) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except if such participation was acquired by such Participant after an Event of Default has occurred and is continuing, to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired such participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting

Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) subject to Section 10.07, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.18 or

Section 10.01; or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent, Borrower or its Restricted Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the a Loan Party.

For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any Subsidiary relating to the Parent, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any Subsidiary, provided that, in the case of information received from the Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower, Parent or any Subsidiary of either thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency (but not trust accounts)) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf, and notwithstanding that the Administrative Agent or any Lender have had notice or knowledge of any Default at the time of any Credit Extension, shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any of the following shall occur:

(a) any Lender requests compensation under Section 3.04,

(b) any Lender is unable to fund under Section 3.02,

(c) any Lender is a Defaulting Lender,

(d) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01,

(e) any Lender does not vote in favor of an amendment or waiver that requires the consent or vote of each of the Lenders and is approved by the Required Lenders,

(f) any Lender does not vote in favor of an amendment or waiver described in Section 10.01(c)(ii), or

(g) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto,

then the Borrower may, at its sole expense and effort, upon notice to such Lender and with the consent of the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower or the new assignee Lender shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, (A) if such Non-Consenting Lender refused to consent to a transaction that would have resulted in a prepayment premium pursuant to Section 2.05(c)(ii), the Borrower shall have paid the Non-Consenting Lender such prepayment premium and (B) the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER, EACH OTHER LOAN PARTY AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION,

LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN CONNECTION WITH ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION RELATING TO TAKING ENFORCEMENT ACTIONS AGAINST THE COLLATERAL.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 FCC Compliance.

(a) Notwithstanding anything herein or in any of the Loan Documents to the contrary, but without limiting or waiving any Loan Party’s obligations hereunder or under any of the Loan Documents, the Administrative Agent’s and the Lenders’ remedies hereunder and under the Loan Documents are subject to compliance with the Communications Act and to all applicable FCC Regulations, and neither the Administrative Agent nor the Lenders will take any action pursuant to this Agreement or any of the Loan Documents that will constitute or result in any assignment of a License issued by the FCC or any transfer of control of the Borrower or any of its Subsidiaries which owns any FCC License if such assignment of License or transfer of control would require under then existing law (including the then existing FCC Regulations), the prior approval of the FCC, without first obtaining such approval of the FCC. This Agreement, the Loan Documents and the transactions contemplated hereby and thereby do not and will not constitute, create, or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of any Loan Party by the Administrative Agent or the Lenders or control, affirmative or negative, direct or indirect, of any Loan Party by the Administrative Agent or the Lenders, over the management or any other aspect of the operation of any Loan Party, which ownership and control remain exclusively and at all times in the members, stockholders and directors of the Loan Parties until such time as the Administrative Agent and the Lenders have complied with such law, rules, regulations and policies.

(b) Furthermore, the parties acknowledge their intent that, upon the occurrence of an Event of Default, the Lenders shall receive, to the fullest extent permitted by applicable law and governmental policy (including, the FCC Regulations), all rights necessary or desirable to obtain, use or sell the Licenses and the Collateral securing the Obligations, and to exercise all remedies available to them under this Agreement, the Loan Documents, the Uniform Commercial Code or other applicable law. Therefore, the parties agree that, in the event of changes in law or governmental policy occurring after the date hereof that affect in any manner the Administrative Agent’s or the Lenders’ rights of access to, or use or sale of, the Licenses or such Collateral, or the procedures necessary to enable the Administrative Agent or the Lenders to obtain such rights of access, use or sale, the Administrative Agent, the Lenders, the Parent and the Borrower shall amend this Agreement and the Loan Documents in such manner as the Administrative Agent shall reasonably request, in order to provide the Administrative Agent and the Lenders such rights to the greatest extent possible consistent with then applicable Law and governmental policy.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18 Time of the Essence. Time is of the essence of the Loan Documents.

10.19 Designation as Senior Indebtedness. All Obligations shall (i) be “Designated Senior Indebtedness” (or any comparable term in Senior Notes Documents) for purposes of and as defined in that certain Senior Notes Indenture, and all supplemental indentures thereto, at all times and for all purposes of the Senior Notes and all Senior Notes Documents and (ii) be treated as senior indebtedness at least pari passu with respect to all other indentures and other Indebtedness of the Parent, the Borrower and their Restricted Subsidiaries.

10.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Parent acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Co-Syndication Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, Parent and their respective Affiliates, on the one hand, and the Administrative Agent, the Co-Syndication Agents, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Co-Syndication Agents, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Parent or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any Co-Syndication Agent, any Arranger or any Lender has any obligation to the Borrower, Parent, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Co-Syndication Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Parent and their respective Affiliates, and none of the Administrative Agent, the Co-Syndication Agents, the Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrower, Parent or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Parent hereby waives and releases any claims that it may have against the Administrative Agent, the Co-Syndication Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.21 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENTERCOM RADIO, LLC

By:	/s/ John C. Donlevie

Name:	John C. Donlevie

Title:	Executive Vice President

Acknowledged and Agreed:

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ John C. Donlevie

Name:	John C. Donlevie

Title:	Executive Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Antonikia (Toni) Thomas

Name:	Antonikia (Toni) Thomas

Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Mark Short

Name:	Mark Short

Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Doreen Barr

Name:	Doreen Barr

Title:	Director

By:	/s/ Jay Chall

Name:	Jay Chall

Title:	Director

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Sherrese Clarke

Name:	Sherrese Clarke

Title:	Authorized Signatory

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Susan L. LeFevre

Name:	Susan LeFevre

Title:	Managing Director

By:	/s/ Dusan Lazarov

Name:	Dusan Lazarov

Title:	Director

SUNTRUST BANK, as a Lender

By:	/s/ Nicholas Hahn

Name:	Nicholas Hahn

Title:	Director